Exhibit 10.11

EXECUTION VERSION

Confidential Materials omitted and filed separately with the

Securities and Exchange Commission. Double asterisks denote omissions.

COMMERCIAL PACKAGING AGREEMENT

This Commercial Packaging Agreement (“Agreement”) is made as of this 26 day of December, 2017 (“Effective Date”), by and among Zavante Therapeutics, Inc., a Delaware corporation, with a place of business at 11750 Sorrento Valley Blvd., Suite 250, San Diego CA 92121 (“Zavante”), and AndersonBrecon Inc., an Illinois corporation, doing business as PCI of Illinois , with a place of business at 4545 Assembly Drive, Rockford, IL 61109 (together, “PCI”).

RECITALS

A.                                    Zavante is a pharmaceutical company that holds certain rights to, and possesses certain technical and commercial information and know-how relating to, the Bulk Product (as defined below);

B.                                    PCI specializes in packaging for the pharmaceutical industry and has certain technical and commercial information and know-how relating to, among other things, performing packaging and labeling of pharmaceutical and other products, into various sized primary and secondary containers; and

C.                                    Zavante desires to engage PCI to provide certain commercial packaging services to Zavante, and PCI desires to provide such services, all pursuant to the terms and conditions set forth in this Agreement.

THEREFORE, in consideration of the mutual covenants, terms and conditions set forth below, the parties agree as follows:

ARTICLE 1
DEFINITIONS

The following terms have the following meanings in this Agreement:

1.1                               “Affiliate(s)” means, with respect to PCI, Zavante or any third party, any corporation, firm, partnership or other entity that controls, is controlled by or is under common control with such entity.  For the purposes of this definition, “control” shall mean the ownership of at least 50% of the voting share capital of an entity or any other comparable equity or ownership interest.

1.2                               “Applicable Laws” means (i) all laws, ordinances, rules and regulations, as amended from time to time, of the United States applicable to the Packaging or any aspect thereof and the obligations of PCI or Zavante, as the context requires, under this Agreement, including cGMP, and (ii) to the extent mutually agreed upon the parties in writing, any applicable laws, rules and regulations of one or more foreign jurisdictions relating directly to PCI’s obligations under this Agreement.

1.3                               “Authorization to Package” means a document, signed by a Zavante representative or designee and provided to PCI prior to the commencement of Packaging of such product, indicating the Bulk Product has been authorized to be Packaged.

1.4                               “Authorization to Transfer” means a document, signed by a Zavante representative or designee and provided to PCI, authorizing PCI to transfer the Packaged Product from the Facility.

1.5                               “Batch” means a defined quantity of Bulk Product that has been or is being Packaged in accordance with the Specifications.

1.6                               “Bulk Product” means bulk and work in process product of Zavante to be Packaged that is specified in Attachment A.

1.7                               “Business Day” means any day other than a Saturday, Sunday or a national holiday in the United States.

1.8                               “Certificate of Analysis” means a certificate indicating the Bulk Product’s conformance to the applicable Specifications, signed by a Zavante representative or designee and provided to PCI prior to the commencement of Packaging of such Bulk Product.

1.9                               “Certificate of Conformance” means, with respect to a Zavante-Supplied Material other than Bulk Product, a certificate indicating such Zavante-Supplied Material’s conformance with all required testing and other applicable Specifications, signed by a representative of the supplier of such material and provided to PCI prior to the commencement of Packaging using such material.

1.10                        “Certificate of Release” means a certificate indicating that the Packaging conforms with the Specifications, signed by a PCI representative and provided to Zavante following the completion of Packaging in accordance with the Quality Agreement.

1.11                        “cGMP” means all applicable laws, regulations and standards of the United States of America relating to the Packaging including but not limited to, the FDA current Good Manufacturing Practices, as set forth in the Title 21 of the United States Code of Federal Regulations as such regulations and guidelines may be revised from time to time and equivalent non-U.S. regulations solely to the extent such non-U.S. jurisdictions are otherwise included in the definition of “Applicable Laws.”

1.12                        “Confidential Information” has the meaning set forth in Section 10.2.

1.13                        “Contract Year” means each consecutive twelve (12) month period beginning on the Effective Date or anniversary thereof, as applicable.

1.14                        “Defective Packaging” has the meaning set forth in Section 5.1.

1.15                        “Delivery Date” has the meaning set forth in Section 4.3(b).

1.16                        “Effective Date” has the meaning set forth in the introductory paragraph.

1.17                        “Exception Notice” has the meaning set forth in Section 5.1.

1.18                        “Excess Loss” has the meaning set forth in Section 3.1(i).

1.19                        “Facility” means PCI’s facility located in Rockford, Illinois or such other facility as agreed by the parties.

1.20                        “FDA” means the United States Food and Drug Administration or any successor Regulatory Authority having substantially the same function.

1.21                        “FD&C Act” means the U.S. Federal Food, Drug and Cosmetic Act, as amended or supplemented from time to time.

1.22                        “Firm Commitment” has the meaning set forth in Section 4.2.

1.23                        “Intellectual Property” means all intellectual property (whether or not patented), including without limitation, brands, patents, patent applications, formulae, know-how, trade secrets, copyrights, trademarks, trademark applications, trade names, trade dress, trade secrets, industrial designs, designs, concepts, technical information, manuals, standard operating procedures, instructions, specifications, inventions, processes, data, improvements and developments.

1.24                        “Launch Plan” has the meaning set forth in Section 4.1.

1.25                        “Loss Allowance” has the meaning set forth in Section 3.1(g).

1.26                        “Losses” has the meaning set forth in Section 13.1.

1.27                        “Package” or “Packaging” or “Packaged” means the packaging of Bulk Product and labeling the packages which contain the Bulk Product in accordance with the Specifications.

1.28                        “Packaged Product” means the finished Bulk Product produced by PCI under this Agreement.

1.29                        “PCI” has the meaning set forth in the introductory paragraph, or any successor or permitted assign.

1.30                        “PCI Fault” has the meaning set forth in Section 5.1.

1.31                        “PCI Indemnitees” has the meaning set forth in Section 13.2.

1.32                        “PCI Intellectual Property” means all Intellectual Property and embodiments thereof owned by or licensed to PCI as of the date hereof or after by PCI .

1.33                        “Pricing” has the meaning set forth in Section 7.1(a).

1.34                        “Purchase Order” has the meaning set forth in Section 4.3(a).

1.35                        “Quality Agreement” has the meaning set forth in Section 9.8.

1.36                        “Raw Materials” means all raw materials, supplies, components and packaging necessary to Package and ship Packaged Product in accordance with the Specifications, as provided in Attachment A, but not including Zavante-Supplied Materials.

1.37                        “Recall” has the meaning set forth in Section 9.6.

1.38                        “Regulatory Approval” means any approvals, permits, product and/or establishment licenses, registrations or authorizations, including approvals pursuant to U.S. Investigational New Drug applications, New Drug Applications and Abbreviated New Drug Applications (or equivalent non-U.S. filings, such as European marketing authorization applications), as applicable, of any Regulatory Authorities that are necessary or advisable in connection with the development, manufacture, testing, use, storage, exportation, importation, transport, promotion, marketing, distribution or sale of Packaged Product.

1.39                        “Regulatory Authority” means any federal, state or local governmental or regulatory bodies, agencies, departments, bureaus, courts or other entities in the United States (including the FDA) responsible for (A) the regulation (including pricing) of any aspect of pharmaceutical or medicinal products intended for human use or (B) health, safety or environmental matters generally, and any equivalent non-U.S. governmental or regulatory bodies solely to the extent such non-U.S. jurisdictions are otherwise included in the definition of “Applicable Laws.”

1.40                        “Representative” has the meaning set forth in Section 10.1.

1.41                        “Review Period” has the meaning set forth in Section 5.1.

1.42                        “Rolling Forecast” has the meaning set forth in Section 4.1.

1.43                        “SKU” means each Packaged Product configuration designation.

1.44                        Specifications” means the procedures, requirements, standards, quality control testing and other data and the scope of services as set forth in Attachment A, along with any valid amendments or modifications thereto, in accordance with Article 8.

1.45                        “Supplier” has the meaning set forth in Section 3.3(a).

1.46                        “Term” has the meaning set forth in Section 16.1.

1.47                        “Zavante” has the meaning set forth in the introductory paragraph, or any successor or permitted assign.

1.48                        “Zavante Indemnitees” has the meaning set forth in Section 13.1.

1.49                        “Zavante Intellectual Property” means all Intellectual Property and embodiments thereof (a) owned by or licensed to Zavante as of the date hereof or after by Zavante, or (b) except with respect to packaging processes, which is PCI Intellectual Property, developed by PCI, its Representatives or Affiliates as a result of any use or reference to

Zavante’s Confidential Information or in the course of providing Packaging or other Services under this Agreement.

1.50                        “Zavante Material Loss” has the meaning set forth in Section 3.1(h).

1.51                        “Zavante-Supplied Materials” means any materials to be supplied by or on behalf of Zavante to PCI for Packaging, as provided in Attachment A, including Bulk Product, artwork and labeling.

ARTICLE 2
PROCESSING & RELATED SERVICES

2.1                               Supply and Purchase of Packaging.  PCI shall Package Bulk Product in accordance with the Specifications, Applicable Laws and the terms and conditions of this Agreement for the consideration provided herein.  Zavante shall be responsible for the manufacturing and testing of Bulk Products, testing of Packaged Products, and sale and distribution of the Packaged Product.

2.2                               Other Related Services.  PCI shall provide such related services (including tooling purchases and repair; analytical work; stability; auditing of Suppliers; and retain storage) other than Packaging, as agreed to in writing by the parties from time to time.  Such writing shall include the scope and fees for any such services and be appended to this Agreement.  The terms and conditions of this Agreement shall govern and apply to such services.

ARTICLE 3
MATERIALS

3.1                               Zavante-Supplied Materials.

(a)                                 Supply.  Zavante or a Supplier on Zavante’s behalf shall supply to PCI for Packaging, at Zavante’s sole cost and risk, Zavante-Supplied Materials, including Bulk Product, in quantities sufficient to meet Zavante’s requirements for Packaging, as set forth in Article 4.  Zavante shall deliver or cause to be delivered such items, together with associated Certificates of Analysis, Certificates of Conformance, lot numbers, expiration dates and Authorizations to Package to the Facility no later than [**] before, but not earlier than [**] before, the Delivery Date for the Packaged Product in which such items will be used by PCI.  If PCI fails to receive the foregoing on a timely basis, PCI shall have the right to delay delivery of the related Packaged Product or return such items to Zavante or store such items, either at Zavante’s expense.  The preceding supply schedule for Zavante-Supplied Materials may be adjusted upon mutual agreement of the parties if Zavante is launching a new product.  PCI shall use such items solely and exclusively for Packaging hereunder.  Prior to first delivery of any such items, Zavante shall provide to PCI a copy of all associated material safety data sheets, safe handling instructions and health and environmental information, and shall promptly provide any updates, or revisions thereto.

(b)                                 Conformity.  Within [**] of receipt of Zavante-Supplied Materials by PCI, PCI shall confirm that the labels on such items conform to their accompanying packing slip.

Unless otherwise expressly required by the Specifications, PCI shall have no obligation to test such items to confirm that they meet the associated Specifications, Certificate of Analysis or Certificate of Conformance or otherwise; but in the event that PCI detects a nonconformity with Specifications, PCI shall give Zavante prompt notice of such nonconformity.  PCI shall not be liable for any defects in Zavante-Supplied Materials, or in Packaging or Packaged Product as a result of defective Zavante-Supplied Materials, unless PCI failed to properly perform any testing obligations with respect thereto under this Agreement or under the Quality Agreement.  PCI shall follow Zavante’s reasonable written instructions in respect of return or disposal of defective Zavante-Supplied Materials, at Zavante’s sole cost and risk.

(c)                                  Customs. Zavante shall be solely responsible for the proper release and clearance of Zavante-Supplied Materials to be provided by Zavante or a Supplier for U.S. and foreign customs purposes, including any return thereof required by any Regulatory Authority following improper or unauthorized release, and Zavante acknowledges that it is the owner of such items for customs purposes.  Zavante shall reimburse PCI for any and all costs, charges and expenses incurred by PCI in connection with customs clearance and release of any such Zavante-Supplied Materials.  Notwithstanding anything to the contrary herein, if any delay in customs clearance or release of any Zavante-Supplied Materials occurs such that PCI cannot supply the quantity of Packaged Product to Zavante by the Delivery Dates specified in accepted Purchase Orders, then PCI shall not be obligated to supply Packaged Product to Zavante hereunder until full and proper customs clearance or release is obtained by Zavante.

(d)                                 Title and Risk of Loss for Zavante-Supplied Materials.  Title and risk of loss to Zavante-Supplied Materials shall remain with Zavante while such items are in the possession of PCI and for the duration of the services for each relevant Product.  PCI’s liability for any loss to such Zavante-Supplied Materials shall be solely as set forth in Section 3.1(h).  Zavante shall obtain and maintain insurance for Zavante-Supplied Materials in accordance with Section 15.1.

(e)                                  Artwork and Packaging.  Zavante shall provide or approve, prior to the procurement of applicable components, all artwork, advertising and packaging information necessary for Packaging.  Such artwork, advertising and packaging information is and shall remain the exclusive property of Zavante, and Zavante shall be solely responsible for the content thereof.  Such artwork, advertising and packaging information or any reproduction thereof may not be used by PCI in any manner other than performing its obligations hereunder.  PCI requires no less than [**] notice of changes in artwork, advertising and packaging information; provided, however, that PCI will work with Zavante in good faith to expedite copy changes on a quicker basis.  If Zavante provides PCI with less notice of changes in artwork, advertising and packaging information, PCI shall not be responsible for any delay in the delivery of Packaged Products to which such changes apply.

(f)                                   Expired Zavante-Supplied Materials.  Zavante will be required to dispose of any Zavante-Supplied Materials that have expired within [**] of such expiration.  PCI will manage destruction of such expired Zavante-Supplied Materials if requested by Zavante and will invoice Zavante for the costs thereof.

(g)                                  Loss Allowance.  For each type of Packaged Product, the parties will mutually determine an annual allowance for Bulk Product and other Zavante-Supplied Materials that are not converted to Packaged Product (“Loss Allowance”).  The Loss Allowance shall be adjusted in the event of any changes to the Specifications, including without limitation any changes to the Bulk Product.

(h)                                 Liability for Loss.  PCI’s liability for loss or damage to Zavante-Supplied Materials is limited to: (i) process scrap arising from the Packaging operations, (ii) Zavante-Supplied Materials that are not reasonably recoverable from Defective Packaging attributable to PCI Fault, and (iii) Zavante-Supplied Materials lost or damaged due to PCI’s negligence, gross negligence or willful misconduct in its handling or storing the Zavante-Supplied Materials in accordance with the Specifications (collectively, “Zavante Material Loss”), but only to the extent that such Zavante Material Loss exceeds the Loss Allowance.  When calculating the amount of Zavante Material Loss, the following shall not be counted as issued to the line for Packaging: (i) Zavante-Supplied Materials used for samples and testing, (ii) Packaged Product that must be retained by PCI as samples, pursuant to this Agreement, the Quality Agreement or Applicable Laws, and (iii) Zavante-Supplied Materials that are non-conforming to Specifications.

(i)                                     Annual Reconciliation of Excess Loss; Reimbursement.  Within [**] following the end of each Contract Year, PCI will perform a reconciliation for each type of Packaged Product for the prior Contract Year and will calculate for applicable Zavante-Supplied Materials (i) the Zavante Material Loss and (ii) the amount, if any, by which the Zavante Material Loss exceeds the Loss Allowance (such excess referred to as the “Excess Loss”).  PCI will reimburse Zavante for Excess Loss, if any, [**] subject to the limitation set forth in Section 14.1.  For purposes of this Section 3.1(i), “cost” shall mean (i) for Zavante-Supplied Materials produced by Zavante or its Affiliate, material, labor and overhead costs to manufacture the Zavante-Supplied Materials and (ii) for Zavante-Supplied Materials purchased from unaffiliated third parties, the actual price paid to the third party for the Zavante-Supplied Materials.

(j)                                    PCI and Zavante agree to [**].

3.2                               Raw Materials.

(a)                                 Procurement.  PCI shall be responsible for procuring, inspecting and releasing adequate Raw Materials as necessary to meet the Firm Commitment, unless otherwise agreed to by the parties in writing.  PCI shall rely on the Firm Commitment for purchasing Raw Materials for use in the Packaged Products forecasted. To the extent practicable, PCI will procure Raw Materials on a [**] basis based on projected [**] requirements in an effort to reduce costs of such components and materials.    In the event that the quantity of Packaged Products in any Rolling Forecast provided by Zavante pursuant to Article 4 decreases or increases by more than [**]% from one Rolling Forecast to the next, PCI reserves the right (i) to purchase the Raw Materials required for such Packaged Products on a periodic basis as needed to meet such fluctuating requirements and (ii) in accordance with Section 7.2, to adjust the Pricing for such Packaged Products to reflect the costs of such fluctuating purchases.

(b)                                 Title and Risk of Loss for Raw Materials.  Title and risk of loss with respect to the Raw Materials used for the Packaged Products will remain with PCI until PCI delivers Packaged Products to a common carrier for shipment to Zavante.

(c)                                  Reimbursement for Raw Materials.  In the event of (i) a Specification change for any reason, (ii) obsolescence of any Raw Material or (iii) further to Article 16, termination or expiration of this Agreement, Zavante shall bear the cost of any unused Raw Materials plus [**]%, so long as PCI purchased such Raw Materials in quantities consistent with Zavante’s most recent Firm Commitment, the Supplier’s minimum purchase obligations and Section 3.2(a).  Payment will be due within [**] of Zavante’s receipt of PCI’s invoice.

(d)                                 Storage.  After [**], Raw Materials or Zavante-Supplied Materials, including Bulk Product, held in inventory will be subject to storage and carrying cost as reasonably determined by PCI.

3.3                               Mandated Supplier.

(a)                                 Use of Supplier.  In certain instances, Zavante may require a specific supplier, manufacturer or vendor (“Supplier”) to be used for Raw Materials or to furnish Zavante-Supplied Materials.  In such an event, (i) such Supplier will be identified in the Specifications or otherwise in writing, (ii) Zavante shall be responsible for the timeliness, quantity and quality of supply of Raw Materials or Zavante-Supplied Materials from such Supplier, (iii) PCI shall not be liable for any defects in Raw Materials or Zavante-Supplied Materials from such Supplier, or in Packaging or Packaged Product as a result of such defective Raw Materials or Zavante-Supplied Materials, unless PCI failed to properly perform any testing required by the Specifications, and (iv) Raw Materials from such Supplier shall be deemed, for all purposes hereunder including required supply schedule and liability, Zavante-Supplied Materials.  If a Supplier fails to deliver the appropriate quantity and quality of Raw Materials or Zavante-Supplied Materials on the required supply schedule and PCI is unable to resolve the issue with Supplier, PCI shall so notify Zavante of such supply issue and Zavante shall, to the extent practicable, have a discussion with the Supplier in an effort to resolve such failure.  Zavante shall have no obligation to continue such discussion with the Supplier following the initial discussion or after such offer of an initial discussion, if the Supplier refuses such discussion.  If a Supplier refuses such discussion or fails to supply PCI with Raw Materials or Zavante-Supplied Materials such that PCI cannot supply Packaged Product to Zavante, then, to the extent of such failure, PCI shall not be obligated to supply Packaged Product to Zavante hereunder until such failure to supply is remedied, either with the Supplier or with an alternate supplier.

(b)                                 Costs. If the cost of the Raw Material from any such Supplier is greater than PCI’s costs for the same raw material of equal quality from other suppliers, PCI shall add the difference between PCI’s cost of the Raw Material and the Supplier’s cost of the Raw Material to the Pricing.  Zavante will be responsible for all costs associated with qualification of any such Supplier that has not been previously qualified (as described in Section 3.3(c)) by PCI.

(c)                                  Qualification. Zavante acknowledges and agrees that any Supplier mandated by Zavante (i) must meet PCI’s requirements for credit approval and (ii) prior to the delivery of any Raw Materials or Zavante-Supplied Materials by such Supplier to the Facility, must pass either (A) the quality audit conducted by PCI or, (B) if Zavante acknowledges in writing to PCI no later than [**] after selection of the Supplier that Zavante shall be solely responsible for conducting all quality audits of such Supplier, the quality audit conducted by Zavante.   Notwithstanding anything to the contrary herein, Zavante further acknowledges and agrees that PCI shall not be required to utilize or contract with any Supplier that fails to meet the foregoing credit and audit requirements.

ARTICLE 4
LAUNCH, PURCHASE ORDERS & FORECASTS

4.1                                                             Launch.  The intent of this plan is to ensure the parties work collectively to develop a coordinated launch agreement to minimize the time from Regulatory Approval until the Packaged Product is available for commercial sale by Zavante (“Launch Plan”). Therefore, prior to the Packaged Product receiving Regulatory Approval, Zavante shall provide PCI an initial quantity of Packaged Product within [**] of submitting the NDA for the Packaged Product. The parties will work in good faith to agree to a Launch Plan that will include the initial launch quantity of Packaged Product, the proposed launch date and any additional expenses related to launching the Package Product (for which PCI shall be reimbursed), or terminating the launch if Regulatory Approval is delayed or the Packaged Product does not receive Regulatory Approval. Notwithstanding anything to the contrary in this Agreement, if Regulatory Approval is delayed or the Packaged Product does not receive Regulatory Approval, then PCI’s only compensation will be that provided in the Launch Plan.

4.2                                                             Commercial Forecast.  Once the Packaged Product has received Regulatory Approval, Zavante shall use its commercially reasonable efforts to provide PCI on or before the [**] of each calendar month, beginning at least [**] prior to the earliest Delivery Date, a written [**]-month rolling forecast of the quantities of Packaged Product that Zavante intends to have PCI Package during such period (“Rolling Forecast”).  The Rolling Forecast shall be submitted on a [**] basis in Excel spreadsheet format and shall include [**] quantity requirements by Zavante for each Packaged Product by SKU, and the proposed delivery date(s). To assist PCI in planning packaging operations, only the first [**] months of each Rolling Forecast shall constitute a binding order for the quantities of Product specified therein (“Firm Commitment”) and the following [**] months of the Rolling Forecast shall be non-binding, good faith estimates.  Notwithstanding anything to the contrary herein, if the lead time necessary to schedule production is greater than [**], PCI shall schedule production based on the Rolling Forecast in a timely manner.  In the event PCI believes it may not be able to meet the requirements of any Rolling Forecast, it shall notify Zavante within [**] of receipt of such Rolling Forecast, and the parties shall agree in good faith appropriate modifications to the Rolling Forecast.

4.3                               Purchase Orders.

(a)                                 From time to time as provided in this Section 4.3(a), Zavante shall submit to PCI a binding, non-cancelable purchase order for Packaging specifying the number of Batches, in whole Batch increments, to be Packaged, the Batch size (to the extent the Specifications permit Batches of different sizes), the proposed delivery date(s) for each Batch, and the lot numbers to be applied to such Batches (“Purchase Order”).  Concurrently with the submission of each Rolling Forecast, Zavante shall submit a Purchase Order for the portion of the Firm Commitment which is not already subject to Purchase Order.  Purchase Orders for Packaging quantities of Bulk Product in excess of the Firm Commitment shall be submitted by Zavante at least [**] in advance of the delivery date(s) requested in the Purchase Order.

(b)                                 Provided that a Purchase Order is consistent with the Firm Commitment and other terms and conditions of this Agreement, within [**] following receipt of a Purchase Order, PCI shall issue a written acknowledgement to Zavante that it accepts such Purchase Order with the proposed delivery date(s) or reasonable alternative delivery date(s), in which event the parties shall promptly reach mutual agreement on acceptable delivery date(s).  The term “Delivery Date(s)” refers to the firm date(s), as agreed upon by the parties pursuant to this Section 4.3(b), upon which PCI must deliver to Zavante or authorized agent of Zavante the Packaged Products.

(c)                                  PCI may reject Purchase Orders in excess of the Firm Commitment or otherwise not given in accordance with this Agreement.

(d)                                 Notwithstanding Section 4.3(c), PCI shall use commercially reasonable efforts to Package Bulk Product in quantities which are up to [**]% in excess of the quantities specified in the Firm Commitment, subject to PCI’s other supply commitments and packaging and equipment capacity; provided, that PCI’s failure to Package Bulk Product quantities in excess of the quantities specified in the Firm Commitment shall not constitute a breach of this Agreement by PCI.  Within [**] of receipt of a Purchase Order for quantities of Packaged Product in excess of the applicable Rolling Forecast, PCI will notify Zavante of PCI’s capacity to supply such excess quantity.

4.4                               PCI’s Cancellation of Purchase Orders. Notwithstanding Section 4.5, PCI reserves the right to cancel all, or any part of, a Purchase Order upon written notice to Zavante, and PCI shall have no further obligations or liability with respect to such Purchase Order, if Zavante refuses or fails to timely supply conforming Zavante-Supplied Materials in accordance with Section 3.1, including artwork or related information.  Any such cancellation of Purchase Orders shall not constitute a breach of this Agreement by PCI nor shall it absolve Zavante of its obligation in respect of the Firm Commitment.

4.5                               Zavante’s Modification or Cancellation of Purchase Orders.  Zavante may modify the Delivery Date or quantity of Bulk Product to be packaged in a Purchase Order only by submitting a written change order to PCI at least [**] in advance of the original Delivery Date covered by such change order.  Such change order shall be effective and binding against PCI only upon the written approval of PCI, and notwithstanding the foregoing, Zavante shall remain responsible for the Firm Commitment.  In no event shall PCI be required to incur any costs or suffer any losses in connection with such change order or its efforts to accommodate such a change.  Any such costs or losses incurred by PCI shall be paid for by Zavante.

4.6                               Unplanned Delay or Elimination of Packaging.  PCI shall use commercially reasonable efforts to meet the Purchase Orders, subject to the terms and conditions of this Agreement.  PCI shall provide Zavante with as much advance notice as possible (and will use commercially reasonable efforts to provide at least [**] advance notice where possible) if PCI determines that any Packaging will be delayed or cancelled for any reason.

4.7                               Observation of Packaging.  In addition to Zavante’s audit right pursuant to Section 9.5, Zavante may send a reasonable number of representatives to the Facility to observe Packaging, upon reasonable advance written request to PCI.  Such representatives shall abide by all PCI safety rules and other applicable employee policies and procedures, and Zavante shall be responsible for such compliance and must have the appropriate insurance in place to cover such responsibilities.  Zavante shall indemnify and hold harmless PCI for any Losses resulting from an action, omission or other activity of such representatives while on PCI’s premises.  PCI reserves the right to require such representatives to enter into separate confidentiality agreements directly with PCI in such persons’ individual capacities on terms substantially similar to those set forth in Article 10.

ARTICLE 5
TESTING; SAMPLES; RELEASE

5.1                               Releasing; Rejection.  PCI shall provide Zavante or its designee with a Certificate of Release for each Batch consistent with the requirements in the Quality Agreement. Zavante shall be responsible for final release of Packaged Product to the market.  Unless within [**] after Zavante’s receipt of a Batch (“Review Period”), Zavante or its designee notifies PCI in writing (an “Exception Notice”) that the Packaging of such Batch does not meet the warranty set forth in Section 12.1 (“Defective Packaging”), and provides a sample of the alleged Defective Packaging, the Packaging shall be deemed accepted by Zavante and Zavante shall have no right to reject such Batch.  Upon timely receipt of an Exception Notice from Zavante, PCI shall conduct an appropriate investigation in its discretion to determine whether or not it agrees with Zavante that the Packaging is Defective Packaging and to determine the cause of any nonconformity.  If PCI agrees that Packaging is Defective Packaging and determines that the cause of nonconformity is attributable solely to PCI’s negligence or willful misconduct (“PCI Fault”), then Section 5.3 shall apply.  For avoidance of doubt, where the cause of nonconformity cannot be determined or assigned as above, it shall not be deemed PCI Fault.

5.2                               Discrepant Results.  In the event of a disagreement between the parties regarding whether Packaging is Defective Packaging and/or whether the cause of the nonconformity is PCI Fault, which disagreement cannot be resolved by the parties within [**] of the date of the completion of PCI’s investigation, the parties shall cause a mutually agreeable independent third party to review records, test data and to perform comparative tests and/or analyses on samples of the alleged Defective Packaging and its components, including Zavante-Supplied Materials.  The independent party’s determination as to whether or not Packaging is Defective Packaging and the cause of any nonconformity shall be final and binding.  Unless otherwise agreed to by the parties in writing, the costs associated with such testing and review shall be borne by PCI if Packaging is Defective Packaging attributable to PCI Fault, and by Zavante in all other circumstances.

5.3                               Defective Packaging.  PCI will, at Zavante’s option, following good faith consultation with PCI, either re-Package at its cost (only if re-packaging is permitted under the Quality Agreement) any Batch of Defective Packaging attributable to PCI Fault (and Zavante shall be liable to pay for either the rejected Batch(es) or the replacement Batch(es), but not both), or reimburse Zavante for all payments made by Zavante for such Batch.  In either case, PCI will also reimburse Zavante for the costs incurred by Zavante to provide the unrecoverable Zavante-Supplied Materials for such Batch of Defective Packaging in accordance with Section 3.1(i). EXCEPT FOR PCI’S OBLIGATIONS UNDER SECTION 9.6 OR ARTICLE 13 WITH RESPECT TO DEFECTIVE PRODUCT NOT KNOWN TO CLIENT OR THAT REASONABLY SHOULD NOT HAVE BEEN KNOWN TO CLIENT, THE FOREGOING OBLIGATION OF PCI TO RE-PACKAGE OR REIMBURSE PAYMENTS MADE BY ZAVANTE AND REIMBURSE FOR ZAVANTE-SUPPLIED MATERIALS IN THE EVENT OF EXCESS LOSS UNDER SECTION 3.1(i) SHALL BE ZAVANTE’S SOLE AND EXCLUSIVE REMEDY UNDER THIS AGREEMENT FOR DEFECTIVE PACKAGING AND IS IN LIEU OF ANY OTHER WARRANTY, EXPRESS OR IMPLIED.

5.4                               Supply of Material for Defective Packaging.  In the event PCI re-Packages pursuant to Section 5.3, Zavante shall supply, at its cost, PCI with sufficient quantities of Zavante-Supplied Materials in order for PCI to complete such re-Packaging.

ARTICLE 6
DELIVERY

6.1                               Delivery.  PCI shall tender Packaged Product for delivery Ex Works (Incoterms 2010) the Facility promptly following PCI’s receipt of the Authorization to Transfer, which shall be provided by Zavante no more than [**] after PCI’s issuance of a Certificate of Release, provided, that there are no outstanding Packaging process deviations or open quality system investigations with respect to such Packaged Product.  Zavante shall qualify at least one carrier to deliver Packaged Product; provided, that if Zavante does not provide such carrier, PCI may select one.  If the Packaged Product is to be exported out of the United States, Zavante shall be solely responsible for obtaining all required export or import licenses available to the Packaged Product prior to such export or import and shall reimburse PCI for any and all costs, charges, expenses and import and export duties for delivery and transportation of Packaged Product from the Facility.  PCI should not be listed as the exporter (U.S. Principle Party in Interest) on any documentation relating to the export.

6.2                               Failure to Take Delivery; Storage.  Upon written agreement of the parties, or if Zavante fails to take delivery of any Packaged Product on any scheduled Delivery Date; provided, that such failure to take delivery is not due to any outstanding PCI obligation, PCI shall store such Packaged Product under conditions in accordance with the Specifications as Zavante’s agent.  If Zavante or its authorized agent fails to take delivery within [**] of the Delivery Date, Zavante shall be billed $[**] per pallet of unshipped Packaged Product at such time and thereafter on the [**] until Zavante or its authorized agent releases and takes delivery of such Packaged Product.  For each such Batch of stored Packaged Product, Zavante agrees that: (A) Zavante has made a fixed commitment to purchase the Packaging of such Packaged Product, (B) Zavante has title and risk of loss for such Packaged Product, (C) such Packaging for Packaged Product shall be on a bill and hold basis for legitimate business purposes, and (D) if no rescheduled Delivery Date is determined at the time of billing, PCI shall have the right to ship such Packaged Product to Zavante within [**] after billing.  Within [**] following a written request from PCI, Zavante shall provide PCI with a letter confirming items (A) through (D) of this Section 6.2 for each Batch of stored Packaged Product.

ARTICLE 7
PAYMENTS

7.1                               Fees.  In consideration for PCI performing services hereunder:

(a)                                 Zavante shall pay PCI the pricing for Packaging set forth on Attachment B (“Pricing”).  Such fees shall be paid within [**] following date of invoice, which invoice shall be submitted to Zavante by PCI upon tender of delivery of Packaged Product as provided in Section 6.1 or the entry of the Packaged Products into storage as provided in Section 6.2.

(b)                                 Other Fees.  Zavante shall pay PCI for all other fees and expenses of PCI owing in accordance with the terms of this Agreement, including pursuant to Sections 2.2, 6.2 and 16.3.  Such fees and expenses shall be paid within [**] following date of invoice, which invoice shall be submitted to Zavante by PCI as and when appropriate.

7.2                               Pricing Adjustment. The Pricing shall be adjusted following advance written notice from PCI to Zavante and shall be effective on January 1st of each year of the Term as follows:  (i) labor costs shall be subject to annual increase to reflect any increase in the Producer Price Index, commodity code 06-38 for Pharmaceutical Preparations, issued by the Bureau of Labor Statistics, United States Department of Labor over the prior calendar year (based on the publication by the U.S. Department of Labor of the PPI on or about October 15th of the prior calendar year); (ii) cost in Raw Materials shall be subject to annual increase to reflect any increase in PCI’s costs over the prior calendar year, including any increases imposed by a Supplier; and (iii) production costs shall be subject to annual increase to reflect any reduction in purchase volume level below anticipated purchase volume over the prior calendar year.  In addition, the parties acknowledge and agree that the Pricing is based on PCI performing order runs of consistent size and frequency and that the Pricing shall be subject to review and adjustment promptly following the occurrence of any unanticipated fluctuation in order run sizes or frequency or fluctuations in forecasted quantities as described in Sections 4.1 and 4.3.  For example, such adjustment may include an increase in the Pricing due to reduced order run sizes or a decrease in the price due to increased order run size.

7.3                               Payment Terms.  Zavante shall make payment in U.S. dollars, and otherwise as directed in the applicable invoice.  In the event payment is not received by PCI on or before the due date, then PCI may, in addition to any other remedies available at equity or in law, at its option, elect to do any one or more of the following: (A) charge interest on the outstanding sum from the due date (both before and after any judgment) at [**] percent ([**]%) per month until paid in full (or, if less, the maximum amount permitted by Applicable Laws); (B) suspend any further performance hereunder until such invoice is paid in full; and/or (C) terminate this Agreement pursuant to Section 16.2(b).

7.4                               Taxes.  PCI shall bear and pay all federal, state and local taxes based upon or measured by its net income, and all franchise taxes based upon its corporation existence, or its general corporate right to transact business.  Any other tax, however denominated and measured, imposed upon the Products, the Packaged Products or Packaging or upon their storage, inventory, sales, transportation, delivery, use or consumption shall be paid directly by Zavante, or if prepaid by PCI, shall be invoiced to Zavante, at cost, as a separate item and paid by Zavante to PCI.

ARTICLE 8
CHANGES TO SPECIFICATIONS

All Specifications and any changes thereto agreed to by the parties from time to time shall be in writing, dated and signed by the parties.  Any change to the Packaging process shall be deemed a Specification change.  No change in the Specifications shall be implemented by PCI, whether requested by Zavante, requested by PCI or requested or required by any Regulatory Authority, until the parties have agreed in writing to such change, the implementation date of such change, and any increase or decrease in costs, expenses or fees associated with such change (including any change to Pricing).  PCI shall respond promptly to any request made by Zavante for a change in the Specifications, and both parties shall use commercially reasonable, good faith efforts to agree to the terms of such change in a timely manner.  As soon as possible after a request is made for any change in Specifications, PCI shall notify Zavante of the costs associated with such change and shall provide such supporting documentation as Zavante may reasonably require.  Zavante shall pay all costs associated with such agreed upon changes. If there is a conflict between the terms of this Agreement and the terms of the Specifications, this Agreement shall control. PCI reserves the right to postpone effecting changes to the Specifications, or in the case of changes requested or required by any Regulatory Authority postpone Packaging under this Agreement, until such time as the parties agree to and execute the required written amendment.

ARTICLE 9
RECORDS; REGULATORY MATTERS

9.1                               Batch Records and Data.  Within [**] following the completion of Packaging of each Batch, PCI shall provide Zavante with properly completed copies of Batch records prepared in accordance with the Specifications; provided, that if an unplanned deviation in the Packaging process occurs, PCI shall provide such Batch records within [**] following resolution of the unplanned deviation.

9.2                               Recordkeeping.  PCI shall maintain materially complete and accurate books, records, reports and all other information relating to Packaging, including all information required to be maintained by Applicable Laws, in accordance with PCI standard operating procedures.  Such information shall be maintained for a period of at least [**] from the relevant Packaged Product expiration date or longer if required under Applicable Laws.

9.3                               Regulatory Compliance.  Zavante shall be solely responsible for and will obtain all Regulatory Approvals associated specifically with the Packaged Products, including any applications and amendments in connection therewith.  Zavante shall use its best efforts to expedite and obtain all Regulatory Approvals necessary for PCI to commence Packaging at the Facility.  PCI will be responsible to maintain all permits and licenses required by any Regulatory Authority with respect to the Facility generally.

9.4                               Governmental Inspections and Requests.  PCI shall promptly advise Zavante if an authorized agent of any Regulatory Authority visits the Facility concerning the Packaging.  PCI shall furnish to Zavante a copy of the relevant portions of any report by such Regulatory Authority within [**] of PCI’s receipt of such report.  Further, upon receipt of a Regulatory Authority request to inspect the Facility or audit PCI’s books and records with respect to

Packaging, PCI shall promptly notify Zavante, and shall provide Zavante with a copy of the relevant portions of any written document received from such Regulatory Authority.

9.5                               Zavante Inspections and Audits.

(a)                                 During the Term, up to [**] duly-authorized employees, agents and representatives of Zavante shall be granted access for a maximum of up to [**] days (unless otherwise agreed to by PCI in writing) upon reasonable prior written notice and at reasonable times during regular business hours to (i) the portion of the Facility where PCI performs Packaging, (ii) relevant personnel involved in Packaging and (iii) Packaging records described in Section 9.2, in each case solely for the purpose of inspecting and verifying that PCI is Packaging in accordance with cGMPs and the Specifications.

(b)                                 Zavante will arrange audit visits with PCI Quality Management at least [**] in advance of such visit.  Inspections shall be designed to minimize disruption of operations at the Facility.  Zavante may not conduct an inspection under this Section 9.5 more than [**] period; provided, that additional inspections may be conducted upon reasonable advance written notice in the event there is a material quality or compliance issue concerning Packaging.

(c)                                  Employees, agents and representatives of Zavante performing an audit or inspection shall abide by all PCI safety rules and other applicable employee policies and procedures, and Zavante shall be responsible for such compliance and must have the appropriate insurance in place to cover such responsibilities.  Zavante shall indemnify and hold harmless PCI for Losses resulting from any action, omission or other activity of such representatives while on PCI’s premises.  PCI reserves the right to require such representatives to enter into separate confidentiality agreements directly with PCI in such persons’ individual capacities on terms substantially similar to those set forth in Article 10.

9.6                               Recall.  If a Regulatory Authority orders or requires the recall of any Packaged Product supplied hereunder or if Zavante or PCI believes a recall, field alert, Packaged Product withdrawal or field correction (“Recall”) may be necessary with respect to any Packaged Product supplied under this Agreement, the party receiving the notice from the Regulatory Authority or that holds such belief shall promptly notify the other party in writing.  With respect to any Recall, PCI shall provide all necessary cooperation and assistance to Zavante.  Zavante shall provide PCI with an advance copy of any proposed submission to a Regulatory Authority in respect of any Recall, and shall consider in good faith any comments from PCI.  The cost of any Recall shall be borne by Zavante, and Zavante shall reimburse PCI for expenses incurred in connection with any Recall, in each case unless such Recall is caused solely by PCI’s gross negligence or willful misconduct in which case PCI’s liability for such Recall costs and expenses is limited to a maximum of the lesser of (i) $500,000 or (ii) the Pricing charged for the recalled Packaged Product, plus reimbursement for any Product that cannot be recovered from such recalled Packaged Product in accordance with the limitation set forth in Section 3.1(i).  For purposes of clarification, Recall costs and expenses shall include, without limitation, notification to customers, Product retrieval, Product destruction, shipping and taxes.  In the event that a Product is Recalled or Zavante is required to disseminate information relating to Packaged Product covered by this Agreement, Zavante shall so notify PCI within a reasonable time so as to enable PCI to provide Zavante with such assistance in connection with such Recall as may reasonably be requested by Zavante.  PCI will comply with all such reasonable requests from

Zavante.  Zavante shall handle exclusively the organization and implementation of all Recalls of Products and Packaged Products. Any such Recall shall be implemented and administered in a manner which is appropriate and reasonable under the circumstances and in conformity with any requests or orders of the applicable Regulatory Authority, as well as to the extent not inconsistent with requests or orders of the applicable Regulatory Authority, accepted trade practices.

9.7                               Duty to Inform.  Zavante shall inform PCI immediately of any important information relating to the activity, side effects, toxicity and/or safety of the Products or Packaged Products that becomes known to Zavante during the term of this Agreement and that is relevant to the performance of the services by PCI.

9.8                               Quality Agreement.  Prior to the first Packaging hereunder, the parties shall negotiate in good faith and enter into a Quality Agreement substantially in the form attached hereto as Attachment C (the “Quality Agreement”).  The Quality Agreement shall in no way determine liability or financial responsibility of the parties for the responsibilities set forth therein.  In the event of a conflict between any of the provisions of this Agreement and the Quality Agreement with respect to quality-related activities, including compliance with cGMP, the provisions of the Quality Agreement shall govern.  In the event of a conflict between any of the provisions of this Agreement and the Quality Agreement with respect to any commercial matters, including allocation of risk, liability and financial responsibility, the provisions of this Agreement shall govern.

ARTICLE 10
CONFIDENTIALITY AND NON-USE

10.1                        Mutual Obligation.  PCI and Zavante each agrees that it will not use the other party’s Confidential Information except in connection with the performance of its obligations hereunder and will not disclose the other party’s Confidential Information to any third party without the prior written consent of the other party, except as required by law, regulation or court or administrative order; provided, that prior to making any such legally required disclosure, the party making such disclosure shall give the other party as much prior notice of the requirement for and contents of such disclosure as is practicable under the circumstances.  Notwithstanding the foregoing, each party may disclose the other party’s Confidential Information to any of its employees, officers, directors, contractors (collectively, “Representatives”) and Affiliates that (A) need to know such Confidential Information for the purpose of performing under this Agreement, (B) are advised of the contents of this Article 10 and (C) agree to be bound by the terms of this Article 10.  Each party shall be responsible for any breach of this agreement by its Representatives or Affiliates. Without prejudice to the rights and remedies otherwise available to a party at law or in equity, the parties agree that a non-breaching party shall be entitled to seek equitable relief by way of specific performance and injunction or otherwise if the other party breaches or threatens to breach any of the provisions of this Article 10.

10.2                        Definition.  As used in this Agreement, the term “Confidential Information” includes all such information furnished by PCI or Zavante, or any of their respective Representatives or Affiliates, to the other party or its Representatives or Affiliates, whether furnished before, on or after the Effective Date and furnished in any form, including written, verbal, visual, electronic or in any other media or manner.  Confidential Information includes all proprietary technologies, data, information, know-how, trade secrets, discoveries, inventions and any other Intellectual Property (whether or not patented), analyses, compilations, business or technical information and other materials prepared by either party, or any of their respective representatives or Affiliates, containing or based in whole or in part on any such information furnished by the other party or its representatives or Affiliates.  Confidential Information also includes the terms of this Agreement.  For the avoidance of doubt, with the exception of packaging processes which are PCI Confidential Information, all proprietary technologies, data, information, know-how, trade secrets, discoveries, inventions and any other Intellectual Property (whether or not patented), analyses, compilations, business or technical information and other materials developed by PCI or its Representatives or Affiliates in the course of providing the Packaging or other services under this Agreement shall be Zavante’s Confidential Information.

10.3                        Exclusions.  Notwithstanding Section 10.2, Confidential Information does not include information that (A) is or becomes generally available to the public or within the industry to which such information relates other than as a result of a breach of this Agreement, (B) is already known by the receiving party at the time of disclosure as evidenced by the receiving party’s written records, (C) becomes available to the receiving party on a non-confidential basis from a source that the receiving party reasonably believes is entitled to disclose it on a non-confidential basis or (D) was or is independently developed by or for the receiving party without any reference to or use of the Confidential Information of the other party as evidenced by the receiving party’s written records.

10.4                        No Implied License.  Except as expressly set forth in Section 11.1, the receiving party will obtain no right of any kind or license under any Confidential Information of the disclosing party, including any patent application or patent, by reason of this Agreement.  All Confidential Information will remain the sole property of the party disclosing such information or data, subject to Article 11.

10.5                        Return of Confidential Information.  Upon expiration or termination of this Agreement, the party receiving Confidential Information will cease its use and, upon request, within [**] either return or destroy (and certify as to such destruction) all Confidential Information of the other party, including any copies thereof, except for a single copy thereof which may be retained for the sole purpose of determining the scope of the obligations incurred under this Agreement.  Notwithstanding the generality of the foregoing, nothing contained herein shall be construed as requiring the destruction of system wide back-up materials which may incidentally contain or have reference to Confidential Information.

10.6                        Survival.  The obligations of this Article will terminate [**] years from the expiration or termination of this Agreement, except with respect to trade secrets, for which the obligations of this Article will continue for so long as such information remains a trade secret under applicable law.

ARTICLE 11
INTELLECTUAL PROPERTY

11.1                                                                              Ownership of Zavante Intellectual Property; License.  All Zavante Intellectual Property, including any improvements thereto (except as such improvement may relate to packaging which shall be deemed PCI Intellectual Property), shall be the sole and exclusive property of Zavante.  Zavante grants to PCI a non-exclusive, non-transferable, royalty-free license to use Zavante Intellectual Property solely to the extent necessary for PCI to perform its obligations under this Agreement.  No other license to Zavante Intellectual Property is hereby granted.

11.2                        Ownership of PCI Intellectual Property.  All PCI Intellectual Property, including but not limited to any improvements to packaging processes, shall be the sole and exclusive property of PCI.  No license or other right to PCI Intellectual Property is granted to Zavante.

11.3                        Ownership of Deliverables.  Except as set forth in Section 11.2, all data and information resulting from the conduct of Packaging and required to be delivered to Zavante hereunder shall be the sole property of Zavante and shall be subject to Zavante’s exclusive use, commercial or otherwise.

ARTICLE 12
REPRESENTATIONS AND WARRANTIES

12.1                        PCI.  PCI represents, warrants and undertakes to Zavante that Packaging shall have been performed in accordance with Applicable Laws and in conformance with the Specifications; provided, that PCI shall not be liable for defects attributable to Zavante-Supplied Materials (including artwork and labeling).

12.2                        Zavante.  Zavante represents, warrants and undertakes to PCI that:

(a)                                 the Zavante-Supplied Materials (including artwork and labeling) shall have been produced in accordance with and not violate Applicable Laws and shall comply with all applicable specifications;

(b)                                 no Zavante-Supplied Materials shall, at the time of delivery, be (i) adulterated or misbranded within the meaning of the FD&C Act, or any similar law of any other jurisdiction, or (ii) an article which may not, under the provisions of the FD&C Act, or any similar law of any other jurisdiction, be introduced into interstate commerce;

(c)                                  no specific safe handling instructions, health and environmental information or material safety data sheets are applicable to any other Zavante-Supplied Materials, except as provided to PCI in writing by Zavante in sufficient time for review and training by PCI;

(d)                                 all Packaged Product delivered to Zavante by PCI will be held, used and disposed of by or on behalf of the Zavante in accordance with all Applicable Laws, and Zavante will otherwise comply with all laws, rules, regulations and guidelines applicable to Zavante’s performance under this Agreement and its use of Packaged Product provided by PCI under this Agreement;

(e)                                  Zavante will not release any Batch of Packaged Product if Zavante knows or can reasonably determine that Packaging does not comply with the Specifications;

(f)                                   Zavante has all necessary authority to use and to permit PCI to use pursuant to this Agreement all Intellectual Property related to Zavante-Supplied Materials

(including artwork and labeling), and the Packaging, including any copyrights, trademarks, trade dress, trade secrets, patents, inventions and developments; and

(g)                                  the work to be performed by PCI under this Agreement and in accordance with the Specifications will not, to the best of Zavante’s knowledge, violate or infringe upon any trademark, trade name, copyright, patent, trade secret, trade dress or other Intellectual Property or other right held by any person or entity.

12.3                        Limitations.  THE REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS ARTICLE 12 ARE THE SOLE AND EXCLUSIVE REPRESENTATIONS AND WARRANTIES MADE BY EACH PARTY TO THE OTHER PARTY, AND NEITHER PARTY MAKES ANY OTHER REPRESENTATIONS, WARRANTIES OR GUARANTEES OF ANY KIND WHATSOEVER, INCLUDING ANY IMPLIED WARRANTIES OF MERCHANTABILITY, NON-INFRINGEMENT OR FITNESS FOR A PARTICULAR PURPOSE.

ARTICLE 13
INDEMNIFICATION

13.1                        Indemnification by PCI.  PCI shall indemnify, defend and hold harmless Zavante, its Affiliates, and their respective directors, officers, employees, representatives, and agents (“Zavante Indemnitees”) from and against any and all suits, claims, losses, demands, liabilities, damages, costs and expenses (including reasonable attorneys’ fees and reasonable investigative costs) in connection with any suit, demand or action by any third party (“Losses”) arising out of or resulting from (A) any breach of this Agreement or (B) any negligence or willful misconduct by PCI; in each case except to the extent that any of the foregoing arises out of or results from any Zavante Indemnitee’s negligence, willful misconduct or breach of this Agreement.

13.2                        Indemnification by Zavante.  Zavante shall indemnify, defend and hold harmless PCI, its Affiliates, and their respective directors, officers, employees, representatives, and agents (“PCI Indemnitees”) from and against any and all Losses arising out of or resulting from (A) any breach of this Agreement, (B) any manufacture, labeling, packaging, sale, promotion, distribution or use of or exposure to Zavante-Supplied Materials or Packaged Product, including product liability or strict liability, (C) Zavante’s exercise of control over the Packaging, to the extent that Zavante’s instructions or directions violate Applicable Laws, (D) use of a Supplier, (E) any actual or alleged infringement or violation of any third party Intellectual Property by Zavante’s Intellectual Property, products or components of Zavante, including Zavante-Supplied Materials, information provided by Zavante or otherwise caused by Zavante, or (F) any negligence or willful misconduct by Zavante; in each case except to the extent that any of the foregoing arises out of or results from any PCI Indemnitee’s negligence, willful misconduct or breach of this Agreement.

13.3                        Indemnification Procedures.  All indemnification obligations in this Agreement are conditioned upon the party seeking indemnification promptly notifying the indemnifying party of any claim or liability of which the party seeking indemnification becomes aware (including a copy of any related complaint, summons, notice or other instrument); provided, that failure to provide such notice within a reasonable period of time shall not relieve the indemnifying party of any of its obligations hereunder except to the extent the indemnifying party is materially prejudiced by such failure.  The indemnifying party will assume and conduct the legal defense of the indemnified party in any suit that could result in claims under this Article 13.  The indemnifying party will not settle any case without with prior written consent of the indemnified party and such consent shall not be unreasonably withheld or delayed. The indemnified party shall cooperate with the indemnifying party in the defense of any such claim or liability and any related settlement negotiations at the indemnifying party’s expense.

ARTICLE 14
LIMITATIONS OF LIABILITY

14.1                        EXCEPT FOR ANY LIABILITY ARISING UNDER ARTICLE 10 (CONFIDENTIALITY AND NON-USE), ARTICLE 11 (INTELLECTUAL PROPERTY) AND PCI’S OBLIGATIONS UNDER SECTION 13.1. OF THIS AGREEMENT, PCI’S LIABILITY UNDER THIS AGREEMENT FOR ANY PACKAGING LOT GIVING RISE TO A PARTICULAR CLAIM SHALL IN NO EVENT EXCEED THE NET FEES (EXCLUDING PASS-THROUGH COSTS) PAID BY ZAVANTE TO PCI UNDER THIS AGREEMENT FOR THE BATCH OR SERVICES GIVING RISE TO THE CLAIM.

14.2                        EXCEPT FOR ANY LIABILITY ARISING UNDER ARTICLE 10 (CONFIDENTIALITY AND NON-USE), ARTICLE 11 (INTELLECTUAL PROPERTY) AND PCI’S OBLIGATIONS UNDER SECTION 13.1. OF THIS AGREEMENT, WITH RESPECT TO EACH TYPE OF PRODUCT PACKAGED UNDER THIS AGREEMENT, IN NO EVENT SHALL PCI’S TOTAL LIABILITY UNDER THIS AGREEMENT WITH RESPECT TO ANY 12 MONTH PERIOD EXCEED THE NET FEES (EXCLUDING PASS-THROUGH COSTS) PAID DURING SUCH 12-MONTH PERIOD BY ZAVANTE TO PCI UNDER THIS AGREEMENT FOR SUCH SPECIFIC TYPE OF PRODUCT PACKAGED GIVING RISE TO THE CLAIM, AND IN NO 12 MONTH PERIOD SHALL PCI’S LIABILITY UNDER THIS AGREEMENT EXCEED $5,000,000.

14.3                        NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR INDIRECT, INCIDENTAL, SPECIAL, PUNITIVE OR CONSEQUENTIAL DAMAGES OR LOSS OF REVENUES, PROFITS OR DATA ARISING OUT OF PERFORMANCE UNDER THIS AGREEMENT, WHETHER IN CONTRACT OR IN TORT, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

ARTICLE 15
INSURANCE

15.1                        By Zavante.  Zavante shall maintain (i) property insurance against the perils of physical loss, including those generally associated with “all risk” property insurance, flood, earth movement and theft, in amounts sufficient to protect all Zavante-Supplied Materials at PCI’s facility or while in transit, and (ii) following Regulatory Approval of the Packaged Product, a commercial general liability insurance policy covering product liability and personal injury damages with limits of $[**] dollars) per occurrence.  Zavante agrees to designate PCI as an “additional insured” under such general liability insurance policy.  Zavante shall also carry and maintain in force at all times relevant hereto all other insurance required by law or statute.

15.2                        By PCI.  PCI shall maintain (i) employer’s liability insurance with a limit of not less than [**] dollars ($[**]), (ii) commercial general liability insurance with limits of [**] dollars ($[**]) per occurrence and a general aggregate limit of [**] dollars ($[**]), (iii) umbrella liability insurance, in excess of the above coverage, with a limit per occurrence of [**] dollars ($[**]) and an aggregate limit of [**]dollars ($[**]), and (iv) products liability insurance exclusive of the above coverage for general liability, with a per claim limit of [**] dollars ($[**]) and an aggregate limit of [**] dollars ($[**]).

15.3                        General. The policies required in this Article 15 shall remain in effect throughout the term of this Agreement and shall not be canceled or subject to reduction or any other material modification without [**] prior written notice to the other party.  Each party may self-insure all or any portion of the required insurance as long as, together with its Affiliates, its US GAAP net worth is greater than $[**] or its annual EBITDA (earnings before interest, taxes, depreciation and amortization) is greater than $[**].  Each required insurance policy, other than self-insurance, shall be obtained from an insurance carrier with an A.M. Best rating of at least A- VII.  If any of the required policies of insurance are written on a claims made basis, such policies shall be maintained throughout the Term and for a period of at least three years thereafter.  Upon the other party’s written request from time to time, each party shall promptly furnish to the other party a certificate of insurance or other evidence of the required insurance.

ARTICLE 16
TERM AND TERMINATION

16.1                        Term.  This Agreement shall commence on the Effective Date and shall continue until the end of the third Contract Year, unless earlier terminated in accordance with Section 16.2 (as may be extended in accordance with this Section, the “Term”).  The Term shall automatically be extended for successive one -year periods unless and until one party gives the other party at least 120 days’ prior written notice of its desire to terminate as of the end of the then-current Term.

16.2                        Termination.  This Agreement may be terminated immediately without further action:

(a)                                 by either party if the other party files a petition in bankruptcy, or enters into an agreement with its creditors, or applies for or consents to the appointment of a receiver, administrative receiver, trustee or administrator, or makes an assignment for the benefit of creditors, or suffers or permits the entry of any order adjudicating it to be bankrupt or insolvent and such order is not discharged within 30 days, or takes any equivalent or similar action in consequence of debt in any jurisdiction;

(b)                                 by either party if the other party materially breaches any of the provisions of this Agreement and such breach is not cured within [**] after the giving of written notice requiring the breach to be remedied; provided, that in the case of a failure of Zavante to make payments in accordance with the terms of this Agreement, PCI may terminate this Agreement if such payment breach is not cured within [**] of receipt of notice of non-payment from PCI; or

(c)                                  by either party for any reason or no reason upon 24 months’ prior written notice to the other party; or

(d)                                 any required license, permit or certificate required of the other party to perform its obligations under this Agreement is not approved and/or issued, or is revoked, by any applicable Regulatory Authority.

16.3                        Effect of Termination.  Expiration or termination of this Agreement shall be without prejudice to any rights or obligations that accrued to the benefit of either party prior to such expiration or termination.  In the event of a termination of this Agreement:

(a)                                 PCI shall promptly return to Zavante, at Zavante’s expense and at Zavante’s direction, any remaining inventory of Zavante-Supplied Materials; provided, that PCI shall have no obligation to so return such items until all outstanding invoices sent by PCI to Zavante have been paid in full.

(b)                                 In accordance with the provisions regarding payment under this Agreement, Zavante shall pay PCI all invoiced amounts outstanding hereunder, plus, upon receipt of invoice therefore, for any (i) Packaging of Packaged Product that has been shipped pursuant to Purchase Orders but not yet invoiced, (ii) Packaging performed pursuant to Purchase Orders that has been completed but Packaged Product has not yet shipped, (iii) in-process Packaging pursuant to Purchase Orders (or, alternatively, Zavante may instruct PCI to complete such Packaging in process, and the resulting completed Packaged Product shall be governed by clause (ii)) and (iv) in addition to Zavante’s obligations under Section 3.2(c), all costs and expenses incurred, and all noncancellable commitments (including all Product specific tooling that has been, or remains to be, amortized) made, in connection with PCI’s performance of this Agreement, so long as such costs, expenses or commitments were made by PCI consistent with Zavante’s most recent Firm Commitment and the supplier’s minimum purchase obligations.

16.4                        Survival.  The rights and obligations of the parties shall continue under Article 11 (Intellectual Property), Article 13 (Indemnification), Article 14 (Limitations of Liability), Article 17 (Notice), Article 18 (Miscellaneous); under Article 10 (Confidentiality and Non-Use) and Article 15 (Insurance), in each case to the extent expressly stated therein; and under Sections 3.1(h) (Liability for Loss), 3.1(i) (Annual Reconciliation of Excess Loss; Reimbursement), 5.3 (Defective Packaging), 7.3 (Payment Terms), 7.4 (Taxes), 9.2 (Recordkeeping), 9.6 (Recall), 12.3 (Limitations on Warranties), 16.3 (Effect of Termination) and 16.4 (Survival), in each case in accordance with their respective terms if applicable, notwithstanding expiration or termination of this Agreement.

ARTICLE 17
NOTICE

All notices and other communications hereunder shall be in writing and shall be deemed given: (A) when delivered personally; (B) when delivered by facsimile transmission (receipt verified); (C) when received or refused, if mailed by registered or certified mail (return receipt requested), postage prepaid; or (D) when delivered if sent by express courier service, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice; provided, that notices of a change of address shall be effective only upon receipt thereof):

To Zavante:                                                     Zavante Therapeutics, Inc.

11750 Sorrento Valley Blvd., Suite 250

San Diego CA 92121

Attn: Chief Executive Officer
Facsimile:  [**]

To PCI:                                                                              AndersonBrecon Inc.

4545 Assembly Drive

Rockford, IL 61109

Attn:  Chief Executive Officer
Facsimile:  [**]

ARTICLE 18
MISCELLANEOUS

18.1                        Entire Agreement; Amendments.  This Agreement, together with all Attachments and the Quality Agreement, constitutes the entire understanding between the parties, and supersedes any contracts, agreements or understandings (oral or written) of the parties (except for confidentiality agreements), with respect to the subject matter hereof, including for avoidance of doubt, any quotation letters referenced in Attachment B.  No modification or amendment to this Agreement shall be effected by or result from the receipt, acceptance, signing or acknowledgment of any party’s purchase orders, order acknowledgements, quotations, invoices, shipping documents or other business forms containing terms or conditions in addition to or different from the terms and conditions set forth in this Agreement, and the terms of this Agreement shall supersede any provision in any purchase order or other document that is in addition to or inconsistent with the terms of this Agreement.  No term of this Agreement may be amended except upon written agreement of the parties, unless otherwise expressly provided in this Agreement.

18.2                        Captions; Certain Conventions.  The captions in this Agreement are for convenience only and are not to be interpreted or construed as a substantive part of this Agreement.  Unless otherwise expressly provided herein or the context of this Agreement otherwise requires, (A) words of any gender include each other gender, (B) words such as “herein”, “hereof”, and “hereunder” refer to this Agreement as a whole and not merely to the particular provision in which such words appear, (C) words using the singular shall include the plural, and vice versa, (D) the words “include(s)” and “including” shall be deemed to be followed by the phrase “but not limited to”, “without limitation” or words of similar import, (E) the word “or” shall be deemed to include the word “and” (e.g., “and/or”) and (F) references to “Article,” “Section,” “subsection,” “clause” or other subdivision, or to an Attachment or other appendix, without reference to a document are to the specified provision or Attachment of this Agreement.  This Agreement shall be construed as if it were drafted jointly by the parties.

18.3                        Further Assurances.  The parties agree to execute, acknowledge and deliver such further instruments and to take all such other incidental acts as may be reasonably necessary or appropriate to carry out the purpose and intent of this Agreement.

18.4                        No Waiver.  Failure by either party to insist upon strict compliance with any term of this Agreement in any one or more instances will not be deemed to be a waiver of its rights to insist upon such strict compliance with respect to any subsequent failure.

18.5                        Severability.  If any term of this Agreement is declared invalid or unenforceable by a court or other body of competent jurisdiction, the remaining terms of this Agreement will continue in full force and effect.

18.6                        Independent Contractors.  The relationship of PCI and Zavante is that of independent contractors, and neither will incur any debts or make any commitments for the other except to the extent expressly provided in this Agreement.  Nothing in this Agreement is intended to create or will be construed as creating between the parties the relationship of joint ventures, co-partners, employer/employee or principal and agent.  Neither PCI nor Zavante shall have any responsibility for the hiring, termination or compensation of the other’s employees or contractors or for any employee benefits of any such employee or contractor.

18.7                        Successors and Assigns.  This Agreement will be binding upon and inure to the benefit of the parties, their successors and permitted assigns.  Neither party may assign this Agreement, in whole or in part, without the prior written consent of the other party, except that either party may, without the other party’s consent, assign this Agreement in its entirety to an Affiliate or to a successor to substantially all of the business or assets of the assigning party or the assigning party’s business unit responsible for performance under this Agreement.

18.8                        No Third Party Beneficiaries.  This Agreement shall not confer any rights or remedies upon any person or entity other than the parties named herein and their respective successors and permitted assigns.

18.9                        Governing Law.  This Agreement shall be governed by and construed under the laws of the Commonwealth of Pennsylvania, excluding its conflicts of law provisions.  The United Nations Convention on Contracts for the International Sale of Goods shall not apply to this Agreement.

18.10                 Alternative Dispute Resolution.  If any dispute arises between the parties in connection with this Agreement, such dispute shall be presented to the respective presidents or senior executives of PCI and Zavante for their consideration and resolution.  If such parties cannot reach a resolution of the dispute, then such dispute shall be resolved by binding alternative dispute resolution in accordance with the then existing commercial arbitration rules of CPR Institute for Dispute Resolution, 366 Madison Avenue, New York, NY 10017.  Arbitration shall be conducted in the jurisdiction of the defendant party, in the English language.

18.11                 Prevailing Party.  In any dispute resolution proceeding between the parties in connection with this Agreement, the prevailing party will be entitled to recover its reasonable attorney’s fees and costs in such proceeding from the other party.

18.12                 Publicity.  Neither party will make any press release or other public disclosure regarding this Agreement or the transactions contemplated hereby without the other party’s express prior written consent, except as required under Applicable Laws, by any governmental agency or by the rules of any stock exchange on which the securities of the disclosing party are listed, in which case the party required to make the press release or public disclosure shall use commercially reasonable efforts to obtain the approval of the other party as to the form, nature and extent of the press release or public disclosure prior to issuing the press release or making the public disclosure.

18.13                 Setoff.  Without limiting PCI’s rights under law or in equity, PCI and its Affiliates, parent or related entities, collectively or individually, may exercise a right of set-off against any and all amounts due to PCI from Zavante.  For purposes of this Section, PCI, its Affiliates, parent or related entities shall be deemed to be a single creditor.

18.14                 Force Majeure.  Except as to payments required under this Agreement, a party shall be liable in damages for, nor shall this Agreement be terminable or cancelable by reason of, any delay or default in such party’s performance hereunder if such default or delay is caused by events beyond such party’s reasonable control, including acts of God, law or regulation or other action or failure to act of any government or agency thereof, strikes, lockouts, slowdowns, delay of subcontractors or vendors, war (declared or undeclared) or insurrection, civil commotion, terrorism, destruction of production facilities or materials by earthquake, fire, flood or weather, labor disturbances, epidemic or failure of suppliers, public utilities or common carriers; provided, that the party seeking relief under this Section shall immediately notify the other party of such cause(s) beyond such party’s reasonable control.  The party that may invoke this Section 18.14 shall use commercially reasonable efforts to reinstate its ongoing obligations to the other party as soon as practicable.  If the cause(s) shall continue unabated for 180 days, then both parties shall meet to discuss and negotiate in good faith what modifications to this Agreement should result from such cause(s).

18.15                 Counterparts.  This Agreement may be executed in one or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument.  Any photocopy, facsimile or electronic reproduction of the executed Agreement shall constitute an original.

[Signature page follows]

IN WITNESS WHEREOF, the parties have caused their respective duly authorized representatives to execute this Agreement effective as of the Effective Date.

ANDERSONBRECON INC.		ZAVANTE THERAPEUTICS, INC.

By:	/s/ Philip DiGiacomo	By:	/s/ Theodore R. Schroeder
Name:	Philip DiGiacomo	Name:	Theodore R. Schroeder
Its:	SVP Business Development	Its:	President and CEO

Signature Page to Commercial Packaging Agreement

ATTACHMENT A

SPECIFICATIONS

I.                                        Zavante-Supplied Materials (and associated specifications)

[**]

II.                                   Raw Materials (and associated specifications)

[**]

III.                              Packaging Specifications (including Batch size)

Apply (1) label to each vial containing the lot number and expiry date. Load (12) vials per carton with dividers. Code carton with lot number, expiration date, & serialization information. Load (1) carton & (1) insert per shipper and apply serialized label to shipper. Aggregate shippers to pallet level. Apply serialized pallet labels to pallet.

ATTACHMENT B

UNIT PRICING AND FEES

Pricing:

Product Description	Lot Size/Run Size	Estimated Annual Volume (Cartons)	Price/M Cartons
Fosfomycin Sodium	[**]	[**]	[**]
	[**]		[**]

Unit of Measure: Carton

Note: Pricing includes serialization

Pricing is subject to change if volumes forecasted are significantly different than assumed.

Serialization Integration

Flex Line Serialization Integration:

[**]

Project Management	[**	]
Design	[**	]
Development	[**	]
Unit Testing	[**	]
Integrated Testing	[**	]
Deployment	[**	]
QC Validation	[**	]
Total Price:	[**	]

Discount for Existing Interface
(Design, Development & Unit Testing)	[**	]
Estimated Total with Axway or TraceLink:	[**	]

Lead Time:	[**]

Additional Cost Items:

Lot Charge	[**]
Setup Charge	[**]
Label Plates & Dies	[**]

Insert Prep & Plates	[**]
Carton Prep & Plates	[**]
Validation(s)	[**]

[**]

Overtime Costs - Will be quoted separately, when requested

Notes and Assumptions

[**]

ATTACHMENT C

FORM OF QUALITY AGREEMENT

Contract Services
Quality Agreement

by and between

Customer Name:	Zavante Therapeutics, Inc.
Address:	11750 Sorrento Valley Road, Ste. 250 San Diego, CA 92121
(“Customer”) and
Supplier Name:	AndersonBrecon Inc., an Illinois corporation dba “PCI of Illinois”
Address:	4545 Assembly Drive Rockford, IL 61109
(“PCI”) for All Product identified in Appendix 1 (“Product”)

Contents

1.                                      Effective Date

2.                                      Scope

3.                                      Other Agreements

4.                                      Amendments to Quality Agreement

5.                                      Term of Quality Agreement

6.                                      Sub Contracting

7.                                      Survival Clause

8.                                      Resolution of Quality Issues

9.                                      Debarment

10.                               Contacts and Responsibilities

A.                                    Quality Responsibilities

B.                                    Right to Audit

C.                                    Regulatory Inspections and Exchanges

D.                                    Regulatory Documentation

E.                                     Animal Derived Materials

F.                                      Buildings and Facilities

G.                                    Personnel and Training

H.                                   Sub-Contracting and Testing

I.                                        Change Control

J.                                        Validation/Qualification

K.                                    Preventative Maintenance and Calibration

L.                                     Investigations

M.                                 Documentation and Records

N.                                    Annual Product Reviews

O.                                    Annual Product Report (if applicable)

P.                                      Production and In-Process Controls, Packaging and Labeling

Q.                                    Process Equipment

R.                                    Reprocess

S.                                      Rework

T.                                     Laboratory Controls

U.                                    Retest

V.                                    Stability (if applicable to service being provided)

W.                                 Storage and Distribution

X.                                    Control, Disposal and Destruction of Production Materials

Y.                                    Complaints

Z.                                     Field Alerts, Biological Product Deviation Reports and Recalls

AA.                           Clinical Trials

11.                               Contacts and Responsibilities

Appendices:

Appendix 1: (Definition of Product)
Appendix 2: (Temperature Requirements of Product)

This Contract Services Quality Agreement (this “Quality Agreement”) is entered into between AndersonBrecon and Customer.

A.                                    Customer has engaged PCI to provide certain services to Customer relating to Customer’s Product.

B.                                    PCI and Customer wish to define the individual responsibilities of the quality aspects of packaging and release of Product to ensure compliance with the approved Product application and/or Customer requirements, along with appropriate regulatory requirements.

In consideration of the mutual promises made by the parties hereto and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, intending to be legally bound, the parties hereto agree as follows:

1.                                      Effective Date

The Effective Date of this Quality Agreement shall be the date of last signature (the “Effective Date”).

2.                                      Scope

This Quality Agreement (written in accordance with the principles defined in the US Food and Drug Administration regulations 21 CFR parts 210 and 211), specifies the relationship and outlines the responsibilities of PCI and Customer with respect to the quality assurance of the Product packaged and/or supplied by PCI for Customer, as defined in Appendix 1 (the “Product”).

3.                                      Other Agreements

This Quality Agreement is required pursuant to the Commercial Packaging Agreement between the parties, dated as of the 26 day of December, 2017 (the “Services Agreement”) regarding the subject matter hereof.  If there are any direct conflicts between the terms of this Quality Agreement and the Services Agreement, the provisions in the Services Agreement shall govern and control in all matters, other than those related to quality.  In matters of quality and regulatory matters, this Quality Agreement shall prevail.

Any breach of this Quality Agreement shall be deemed a breach of the Manufacturing & Supply Agreement.  The terms contained in the Manufacturing & Supply Agreement are intended to complement the terms of this Quality Agreement, and they shall be interpreted as complementary to the extent possible.  In the event of a conflict between the terms of the Manufacturing & Supply Agreement and the terms of this Quality Agreement, the terms of the Quality Agreement shall control with respect to quality control and quality assurance matters related to the Manufacturing & Supply Agreement (including, without limitation, manufacturing, testing, storage, release, change management and validation activities), and the Manufacturing & Supply Agreement shall control with respect to all other matters.  No terms contained in any purchase order, binding forecast or similar mechanism will supersede the terms of this Quality Agreement.

4.                                      Amendments to Quality Agreement

This Quality Agreement may be amended by the written consent of both parties.

The parties agree to amend terms of this Quality Agreement that must be amended in order that the Product continue to meet regulatory requirements of applicable regulatory agencies, as may exist from time to time.

If an amendment to this Quality Agreement is proposed, the proposing party shall use proper change control and will circulate the proposed amendment to the appropriate contact person at PCI and Customer for review and internal approval.  The appropriate contact person at each of PCI and Customer is identified in Section 13 herein (each a “Contact Person”).

5.                                      Term of Quality Agreement

This Quality Agreement shall commence on the Effective Date and shall remain in effect for as long as PCI packages and/or supplies Product to Customer unless the Quality Agreement is terminated earlier in accordance with the terms of this Quality Agreement.

Either party may terminate this Quality Agreement upon ninety (90) days written notice to the other party.

6.                                      Sub Contracting

Any restrictions on PCI’s use of Sub Contractors shall be set forth in the service agreement.

7.                                      Survival Clause

The obligations of confidentiality contained in the Non-Disclosure Agreement or Services Agreement, as applicable, shall apply with respect to all confidential or proprietary information exchanged by the parties pursuant to this Quality Agreement and shall survive termination of this Quality Agreement as provided in the Non- Disclosure Agreement or Services Agreement, as applicable.

8.                                      Resolution of Quality Issues

Quality related disagreements between PCI and Customer that are not resolved in the normal course of business shall be brought to the attention of the Contact Person at PCI and Customer, in writing.  If both parties agree that a resolution of the disagreement is reasonably possible, then both PCI and Customer shall agree to work jointly to develop a strategy for such resolution.  PCI and Customer further agree to record such resolution in writing.

9.                                      Debarment

PCI warrants and represents that neither PCI nor its representatives or employees involved with the services provided hereunder have been debarred pursuant to the U.S. Federal Food, Drug and Cosmetic Act (the “FD&C Act”).  PCI further warrants and represents, in that it shall not use in any capacity the services of any person debarred under the FD&C Act.

10.                               Quality Responsibilities Table

Unless otherwise indicated, responsibility for each activity is assigned to either PCI, or Customer, or is assigned to both PCI and Customer.

Table Key: N = Not Applicable C= Customer S = PCI (Supplier)

§	Responsibilities	N	C	S
A.	Compliance Requirements
1.01	Follow applicable regulations and current Good Manufacturing Practices, as well as locally imposed requirements.		X	X
1.02

Package, ship, store and test the Product and materials in an environment meeting the applicable GMP regulations, which is designed, constructed and maintained in a manner that a) permits the operation therein to be performed under clean, sanitary and orderly conditions; b) permits the effective cleaning of all surfaces; and c) prevents the contamination of the Product and the addition of extraneous material to the Product.

X
1.03	Maintain a valid facility registration covering the packaging of the Product.			X
1.04	Operate in compliance with applicable environmental, occupational health and safety laws and regulations.			X
1.05

Notify Customer of requests for information, notices of violations or other communication from a government agency relating to environmental, occupational health and safety compliance that impact the Product.

X
1.06	Have management controls in place to track and trend investigations and commitments.			X
1.07	Maintain a quality unit that is independent of production that fulfills both quality assurance and quality control responsibilities.			X
1.08	Disposition of Product by quality unit or Qualified Person (QP).		X	X
1.09	Involve the quality unit in all Good Manufacturing Practices related matters.			X
1.10	Maintain internal Good Manufacturing Practices audit program.			X
B.	Right to Audit
2.01

Have the right to audit PCI’s facilities and systems, as they relate to the packaging of the Product, at mutually agreed upon times. Customer retains the right to conduct “for cause” audits as necessary. Audit to be conducted with no more than [**] auditors for [**], unless otherwise agreed upon.

X
2.02

Schedule visits and/or requests for Product specific documents for review to assure continued adherence to the agreed upon manufacturing process, applicable current Good Manufacturing Practices and other applicable requirements.

X
2.03	Issue PCI a confidential audit report summarizing audit observations within [**] for the audit.		X

§	Responsibilities	N	C	S
2.04	Issue responses to all observations in writing to Customer within [**] of receipt. Responses are to include timelines and plans for closure of all commitments.			X
C	Regulatory Inspections and Exchanges
3.01	Coordinate the activities necessary to ensure readiness prior to regulatory agency pre-approval inspections and maintain inspection readiness for all inspections.		X	X
3.02

Notify Customer within [**] of any pending or ongoing regulatory authority inspection or communication related to the Product. In the event that the inspection is specific only to Product, PCI shall permit a representative of Customer to be onsite during any such inspection.

X
3.03	Provide copies to Customer by facsimile copy or electronically within [**] of correspondences to and received from regulatory authorities (Boards of Health) related to Product.			X
3.04

Provide a copy of the regulatory inspection report, deficiency letter, or regulatory compliance observations, response and related correspondence relevant to Product edited to exclude PCI proprietary information within [**] of receipt. Allow Customer to review and comment on the response, relevant to Product, prior to submission of the response to the regulatory authority. Comment must not prevent PCI from responding as required.

			X	X
3.05	Notify PCI of any regulatory compliance observation received by Customer that pertains to operations performed by the PCI.		X
3.06	Provide requested information to Customer within [**] of notification or as required to meet regulatory obligations.			X
3.07	Provide PCI with advance written notification of new or supplemental regulatory submission/application that impact the operations performed by the PCI.		X
D.	Regulatory Documentation
4.01	Provide all necessary Letters of Authorization to Customer to permit reference to the PCI’s FDA Facility Establishment Identification Number in the registration of the Product.			X
4.02	Maintain the FDA Facility Establishment Identification Number, as applicable, in accordance with the regulations of the applicable regulatory authority.			X
4.03	Notify Customer of any FDA Registration change as applicable.			X
4.04

Upon request provide assistance in the preparation and review pertinent sections of new or supplemental regulatory applications where Customer owns the Product registration and submit comments to the proposed application to Customer.

X
4.05	Provide sections of Product registration relevant to the packaging of the Product.		X
4.06	In case of any regulatory requirements outside of the United States, the parties shall in good faith, meet, discuss and agree upon the specific rules and regulations to which PCI must comply.		X	X

§	Responsibilities	N	C	S
E.	Animal Derived Materials
5.01	Complete Materials Sourcing Questionnaire for components.			X
5.02

Have a program to evaluate and control the risk of Transmissible Spongiform Encephalopathy (TSE) and Bovine Spongiform Encephalopathy (BSE) for components both internally and from PCI specified vendors.

X
5.03

Have a program to evaluate and control the risk of Transmissible Spongiform Encephalopathy (TSE) and Bovine Spongiform Encephalopathy (BSE) for components and material from customer and customer specified vendors.

X
5.04

PCI shall not use any animal derived materials without the prior notification of and approval by Customer. The foregoing restriction includes any animal derived materials used in the Product manufacturing process including: (i) those used as machine lubricants and/or oils, and; (ii) any animal derived materials that have contact with Product.

			X	X
5.05

Maintain appropriate records for each lot of animal derived material to ensure traceability. Where required by local regulations, the location where animals lived or were slaughtered (if applicable) must be documented.

X
F.	Buildings and Facilities
6.01

Buildings and facilities used in the packaging of the Product shall be designed, constructed and maintained to facilitate cleaning, maintenance and operations and to assure orderly placement of equipment and materials to prevent mix-up and contamination as appropriate to the type and stage of manufacture.

X
6.02	Ventilation systems will be designed and maintained to minimize the risk of contamination.			X
6.03	Dispose of sewage, refuse and other waste in a safe and timely manner following applicable environmental health and safety regulations.			X
6.04	Maintain a set of current drawings for critical utilities including water, electricity, compressed gasses and air handling.			X
6.05	Maintain and document an adequate pest control program.			X
G.	Personnel and Training
7.01	Provide sufficient training to meet obligations of this Quality Agreement.			X
7.02	Provide adequate number of personnel qualified by appropriate training and experience to perform and supervise the packaging, testing, and disposition of the Product.			X
7.03	Assure training is regularly conducted, assessed and documented by qualified individuals.			X
7.04	Have written job descriptions for positions responsible for performing Good Manufacturing Practices related activities.			X

§	Responsibilities	N	C	S
7.05

Assure that non-employees, including consultants, advising on the packaging and control of the Product have sufficient education, training, and experience to advise on the subject for which they are retained. Non-employees will be supervised as required and trained in Good Manufacturing Practices.

X
H.	Sub-Contracting and Testing
8.01

If PCI sub-contracts any laboratory testing or packaging work (or like) to a third-party contract laboratory or third-party packager (or the like) (a “Sub-Contractor”), PCI shall require that such Sub-Contractor shall operate in compliance with current Good Manufacturing Practices, compendia requirements and any other applicable regulations.

X
8.02	Upon Customer request, provide written notice of the engagement of any Sub-Contractor.			X
8.03	Maintain Sub-Contactor as qualified following approved procedures according to a schedule.			X
8.04

If PCI engages a Sub-Contractor, PCI shall cause Sub-Contractor to grant access to Customer and/or any applicable regulatory authority for purposes of any Customer and/or regulatory authority audits on the same terms and conditions as such access is granted to Customer and/or any applicable regulatory authority by PCI under the terms of this Quality Agreement (including Section 2, Right to Audit and Section 3 Regulatory Inspections and Exchanges as provided herein above) and/or the terms and conditions of any other applicable agreement between PCI and Customer.

X
I.	Change Control
9.01

Have approved written procedures for control of changes impacting the Product including but not limited to the packaging process, packaging materials, labeling, computer hardware/software, Product specifications, and test methods. Include in written procedures the process and criteria for Customer notification and approval, follow up and closure of changes.

X
9.02

Notify Customer of all changes to facility, process, test methods, quality systems and specifications that impact Product identity, strength, safety, potency, purity, stability, regulatory status or validation/qualification. Allow time for Customer to comment and approve or reject changes prior to implementation. Customer must respond to the change request within [**] of receipt or Customer will be deemed to have consented thereto. In the case of emergency changes, PCI shall follow the procedures defined in Section 12 (Investigations). Customer approval is not required for relocation of “portable” packaging equipment to different areas/rooms/plants and minor changes.

			X	X

§	Responsibilities	N	C	S
9.03	Provide copies of change control documentation such as supporting data, validation/qualification reports and change control forms for changes impacting Product as requested by Customer.			X
9.04	Have changes reviewed and approved by PCI’s quality unit.			X
9.05

PCI and Customer shall establish a strategy to secure regulatory approvals as necessary, and shall mutually agree on an implementation timeline. PCI may make minor changes that do not have regulatory impact, such as, amending typographical errors without obtaining Customer approval.

			X	X
9.06

PCI may make “like for like” changes with no regulatory impact without obtaining Customer approval.
“Like for like” is described as an identical replacement of a part or piece of equipment; e.g. the same part no. or model no.

X
9.07

The customer may approve exception reports (deviations to batch records, specifications, etc.) regarding material structure, labeling, bill of material, tooling, construction instructions, classification of defects, testing, sampling plans, and acceptable quality levels (AQLs). All other batch record changes may be implemented by PCI without customer approval.

			X	X
9.08

The customer may approve specification changes to the material structure, labeling (if applicable), classification of defects, testing, sampling plans, and acceptable quality levels (AQLs). All other specification changes may be implemented by PCI without customer approval.

			X	X
9.09

The customer may approve batch records changes to the bill of material, tooling, construction instructions, classification of defects, testing, sampling plans, and acceptable quality levels (AQLs). All other batch record changes may be implemented by PCI without customer approval.

			X	X
J.	Validation/Qualification
10.01

Have an appropriate written validation/qualification plan for the facilities, equipment/instruments, packaging process, cleaning procedures, analytical procedures, in process control tests and computerized systems approved by the quality unit.

X
10.02	Prepare and maintain validation/qualification documentation approved by the quality unit, including protocols, reports and associated documentation. Provide such documents to Customer upon request.			X
10.03

Validate/qualify as necessary all critical systems, utilities and equipment/instruments used for the packaging and control of Product (Installation Qualification (IQ), Operational Qualification (OQ), and/or Performance Qualification (PQ), Package Validation (PV)).

X
10.04

Validate/qualify computer systems and associated software used in Good Manufacturing Practices related activities associated with the Product. Procedures must be in place to assure the integrity, archival,

X

§	Responsibilities	N	C	S
retrieval and destruction of the electronic data that comply with applicable regulations.
10.05	Validate/qualify methods and procedures for cleaning of equipment with acceptance criteria for residues defined and justified.			X
10.06	Develop and execute a plan for process and method validation/qualification including definition of roles and responsibilities between PCI and Customer for performing technology transfers.		X	X
10.07	Where method validation is performed by PCI:
	• PCI shall write method validation protocol,			X
	• PCI and Customer shall review and approve method validation protocol,		X	X
	• PCI shall execute method validation protocol,			X
	• PCI shall write method validation report, and			X
	• PCI and Customer shall review and approve method validation report.		X	X
10.08	For process validation:
	• PCI shall write process validation protocol,			X
	• PCI and Customer shall review and approve process validation protocol,		X	X
	• PCI shall execute process validation protocol,			X
	• PCI shall write process validation report, and			X
	• PCI and Customer shall review and approve validation reports.		X	X
10.09	Validate/qualify primary packaging processes unless otherwise agreed by Customer.			X
10.10	Evaluate protocol deviations encountered during validation/qualification to determine impact on validation/qualification studies, including need to conduct repeat studies.			X
10.11	Evaluate validated/qualified systems and processes periodically to verify they are still operating in a valid manner.			X
K.	Preventative Maintenance and Calibration
11.01	Maintain calibration and preventive maintenance procedures and schedules for equipment/instruments using in the packaging, testing and validation/qualification of the Product.			X
11.02	Document and review (including calibration performed by Sub-Contractor) packaging and laboratory equipment/instrumentation calibration data and provide to Customer upon request.			X
L.	Investigations
12.01

Have appropriate procedures for the identification, investigation, reporting, tracking, trending and closure of deviations. Deviations include but are not limited to known lab errors, atypical results and Out-of-Specification results that occur during the packaging and testing of the Product, including stability testing (as applicable) This

X

§	Responsibilities	N	C	S
applies to Critical Defects or any deviation that results in the failure of a lot.
12.02

Document and notify Customer of any critical deviation affecting the quality of the Product within [**] of identification. Non-critical deviation notification shall be sent with the batch record documentation.

X
12.03	Notify Customer within [**] of first knowledge of all Out-of-Specification results generated during stability testing of Product.	X
12.04	Provide investigation documentation to Customer upon request.			X
12.05	Assist PCI in investigations when Customer deems appropriate.		X
12.06	Complete investigations within [**] of commencement.			X
12.07	Complete corrective action commitments resulting from investigation closure within the planned timeframe.			X
M.	Documentation and Records
13.01	Document all required process and testing steps at the time such process or testing step is executed.			X
13.02

Have a controlled system to initiate, review, revise, approve, obsolete and archive all Good Manufacturing Practices documentation. System should address revising documents based on requested document changes provided by Customer (such as test methods and specifications).

			X	X
13.03	PCI’s quality unit must review and approve all Good Manufacturing Practices records.			X
13.04	Retain, archive and destroy all Good Manufacturing Practices documents and data pertaining to services performed for Customer in accordance with regulatory requirements as defined below:			X
•

Keep all manufacturing history records, including batch documentation, validation protocols, validation summaries, charts, computer reports and graphs for a period of [**], or one year past expiration date, whichever is longer.

• Keep original investigation and out of specification report documentation for [**].
• Keep original complaint investigation documentation for [**].
• Keep records of adverse experiences and complaints for [**].
• Keep calibration records for [**], or [**] past the expiration date, whichever is longer.
• Keep electronic documentation for [**].
• Notify Customer prior to destruction of records and ensure that original records are protected from fire and water damage in a limited access area.
13.05	Review and approve Master Batch Records. PCI may make minor changes that do not have regulatory impact, such as, amending typographical errors without obtaining Customer approval.		X	X
13.06	Have all executed batch related records reviewed and approved by PCI’s quality unit prior to batch release.			X

§	Responsibilities		N	C	S
13.07	Determine/approve the package Lot Number and Expiration Date and forward to PCI. PCI is not responsible for approving lot and expiration dates.			X
13.08	Assure packaging records have a unique identification number.				X
13.09

For laboratory control records, include complete data derived from all tests conducted to ensure compliance with specifications. These records will contain the date and the signature of a second qualified person showing review and verification of the records.

X
13.10	Provide copies of documents or records to Customer upon request.				X
13.11	Maintain a document control system for specifications, including: Product labeling, packaging materials and other materials that would likely affect Product quality.				X
13.12	Maintain a document control system for Standard Operating Procedures.				X
13.13	Maintain a document control system for specifications of reagents, solutions and laboratory standards, as appropriate.				X
13.14	Provide a complete Certificate of Compliance for the Product, containing at minimum the following information:				X
	•	Product number
	•	Customer Product number (if applicable)
	•	Lot number
	•	Name of Product
	•	Expiration date (if applicable)
	•	Disposition
	•	Quality Assurance approval and date
13.15	Provide a document certifying Product was packaged in a current Good Manufacturing Practices compliant facility and was tested in accordance with and meets specifications.				X
N.	Annual Product Reviews
14.01	Have procedures to conduct and document annual product reviews on a scheduled basis as agreed to by Customer.			X	X
14.02	Prepare Annual Product Review that includes at a minimum;				X
	•	Date of review
	•	Signatures/title of the reviewers
	•	Product identification
	•	Review period
	•	Batch records (including reworks, rejected, etc)
	•	Applicable change control records
	•	Recalls, Returned or salvage Product records
	•	Product investigation records
	•	Batch record deviations (holds, exception reports, etc.)
	•	Complaints
	•	Results of Stability monitoring (if applicable)
	•	Retain samples (if applicable)
	•	Validation summary

§	Responsibilities	N	C	S
• Starting materials
• Qualification status of Equipment and Facilities
• Quality Agreement
• Executive Summary
• Document evaluations or assessments of the information presented
• Packaged Product review will be conducted by Customer
14.03	Provide copies of Annual Product Review to Customer.			X
O.	Annual Product Report (if applicable)
15.01	If additional data is needed beyond the Annual Product Review, provide data to Customer necessary for the submission of Annual Product Reports by mutually agreed upon date.			X
15.02	Submit data in a mutually agreed to format to customer.			X
15.03	Submit Annual Product Report to regulatory authority.		X
P.	Production and In Process Controls, Packaging and Labeling
16.01	Have approved written procedures in place for qualification (including audits) of suppliers that provide GMP-materials and services.			X
16.02	Make no changes in the sourcing of primary production materials (packaging materials, processing aids) from the approved supplier list without prior written consent from Customer.			X
16.03	PCI may select and / change vendors of unprinted secondary and tertiary packaging components without Customer approval.			X
16.04

Implement and document specifications for packaging materials, and Product labeling and processing aids that would likely affect Product quality pursuant to specification documentation provided by Customer.

X
16.05	Maintain a Vendor Qualification Program in order to establish ongoing inspection and testing requirements for packaging materials received at PCI, including reduced testing for certified vendors.			X
16.06	Customer is responsible for management and audit of Customer mandated / selected vendors that are not on PCI’s current approved vendor list.		X
16.07	If I.D. testing is required, ID by IR testing will be completed on primary closure components annually to verify identity and confirm the vendor’s certification.		X	X
16.08

If samples are required by Customer for component release, the samples will be sent directly to Customer or Customer’s designated location from the vendor. Customer will use the vendor lot number / purchase order to release components.

X
16.09	Have approved written procedures for all required in-process sampling and testing.			X
16.10	Procure, test (as required), and disposition components, packaging and labeling used in packaging of Product.			X

§	Responsibilities	N	C	S
16.11	Document actual yields for the Product, and evaluate actual yields versus theoretical or in-process yield control limits as agreed to in the master batch record.			X
16.12	No penicillin or cephalosporin products are allowed to be packaged in the same facility as Products covered by this Quality Agreement.			X
16.13	Provide Product expiration date for each packaged batch to PCI for assigning Product expiry dates.		X
16.14	Include on shipper label:		X	X
• name and address of the manufacturer/Customer (if applicable),
• batch number,
• quantity,
• storage and special transport conditions as specified by Customer (if applicable),
• expiry date (if applicable), and
• any special requirements (if applicable).
16.15	Develop all labeling in accordance with applicable regulation (including for the country intended for distribution) and Product license.		X	X
16.16	Have all Product labeling approved by Customer prior to use.		X	X
16.17	Include a representative label in the batch record.			X
16.18	Establish and maintain a program for environmental monitoring including tracking and trending processes.			X
16.19

Retain reserve samples of packaging materials and Product label, intermediates (if applicable) and final Product in accordance with PCI’s written procedures. These are for PCI to use during complaint investigations/internal investigations.

X
16.20	Retain legal/retention samples of packaging materials and Product label, intermediates (if applicable) and final Product.		X
Q.	Process Equipment
17.01	Process equipment must be uniquely identified, and managed with an equipment history log or equivalent system. Process lines will be appropriately identified.			X
17.02	Use appropriate food grade machine lubricants and oils that contain no animal derived materials for items that are in direct contact with product or primary packaging components.			X
17.03	Maintain a current set of “as-built” drawings for equipment and facilities.			X
R.	Reprocess
18.01

Approve or disapprove all reprocessing steps. Document approval in specific reprocessing protocols or special batch record instructions. Reprocessing is defined as a repetition of a step (for example, redrying, remilling) using the same equipment and techniques as specified in the original procedure. In addition, an extension of an approved process step is also regarded as reprocessing.

			X	X

§	Responsibilities	N	C	S
18.02	Perform reprocessing only where specified in protocol or specific batch record instructions approved by Customer.			X
S.	Rework
19.01

Have a protocol or procedure that has been approved by both Customer and PCI for Product requiring rework describing the rationale and justification for the rework processes. Rework is a manufacturing step involving a technique or technology that is not part of the approved process sequence.

			X	X
19.02	Approve or disapprove Product requiring rework.		X
T.	Laboratory Controls
20.01	Have written procedures for sample management, identification, testing, disposition and recording, approval, tracking, storage, retention and disposal of laboratory data.			X
20.02	Hold samples and dispose of as required by specifications and procedures.			X
20.03	Destroy samples and sample packaging in a secure and legal manner that prevents unauthorized use or diversion in accordance with PCI’s procedures. Maintain destruction records.			X
20.04	Have approved written procedures and document the preparation and use of reference standards, reference materials, reagents, and solutions including qualification/requalification of use period.			X
20.05	Mutually agree on source, grade and characterization of reference standards/materials.		X	X
20.06	Have appropriate specifications and test procedures for the Product, which are consistent with the applicable, approved filing and/or compendia monograph.		X	X
20.07	Test Product in accordance with qualified or validated methods as appropriate and with specifications using calibrated, qualified equipment.			X
20.08

Verify compendia test methods (i.e. USP, EP, BP, JP). Supply a certificate of equivalency or verification report to Customer, if applicable. Follow approved change to test procedures for changing test methods.

X
20.09	Transfer all test methods validated by Customer according to protocols approved by PCI and Customer.		X	X
20.10	Ensure method transfers have been completed and approved prior to the generation of any GMP test data.			X
U.	Retest
21.01	Have prior written consent from Customer Quality Assurance Unit for retesting the Product (excluding routine stability testing).			X
21.02	Perform retesting in accordance with approved protocols or procedures.			X
V.	Stability (if applicable to service being provided)
22.01	Maintain a documented, ongoing stability program to monitor the stability of the Product using stability indicating procedures.		X	X

§	Responsibilities	N	C	S
22.02	Store stability samples in market containers under International Conference on Harmonization storage conditions.			X
22.03	Write and review stability protocol and reports.		X	X
22.04	Approve stability protocols prior to executing stability studies.		X	X
22.05	Execute stability studies.			X
22.06	Approve stability reports.		X	X
22.07	Provide approved stability protocols and stability reports to Customer.			X
22.08	Assign and approve appropriateness of storage conditions and retest or expiry date base on stability data.		X	X
22.09	Place the first three commercial production batches and at least one batch per year on stability or as required by applicable regulatory agencies.		X	X
22.10	Perform stability testing of reworked/reprocessed batches or those associated with investigations or revalidations/requalifications as required by Customer.			X
W.	Storage and Distribution
23.01	Validate/qualify and maintain storage facilities appropriate for conditions specified on the Product label. Maintain records of any critical parameters.			X
23.02

Establish and maintain an environmental monitoring program including trending activities to assure adherence to specified Product, packaging material and component storage conditions (such as temperature and humidity).

X
23.03	Have validated/qualified systems for controlling quarantined, rejected or recalled materials and segregate rejected or recalled materials.			X
23.04	Provide Product Material Safety Data Sheet or equivalent.		X
23.05	Ship Product in accordance with qualified transportation requirements. Customer to communicate special transportation and temperature/humidity requirements to PCI.		X	X
23.06	Identify the shipping configuration and the type of packaging in the Quality Agreement addendum or approved Batch Record or Shipping/Distribution Specification.		X	X
23.07	In the event of an environmental excursion-affecting Product, notify Customer within [**] and make subsequent investigation available to Customer upon request.			X
23.08	Have a system in place for assuring unreleased Product is not shipped unless authorized by Customer quality unit.		X	X
23.10	Have a system to ensure that only heat treated pallets which are not chemically treated and are compliant with International Plant Protection Convention requirements are used.		X	X
X.	Control, Disposal and Destruction of Production Materials
24.01	Have a procedure for the access, control, reconciliation, disposition, disposal, and destruction of production materials proprietary to			X

§	Responsibilities	N	C	S
Customer or bearing Customer proprietary information used in the Product packaging and labeling that include but is not limited to:
• Tooling, dies, printing rolls, plates and associated drawings used in the packaging of Product.
•

Printed components and materials used to print such component, including but not limited to: printed components, containers, closures, tools, dies, plates, drawings and artwork including all electronic files.

24.02	Dispose and destroy scrap production materials in a secure and legal manner that prevents unauthorized use or diversion in compliance with environment regulations. Maintain destruction records.			X
• PCI shall have automatic approval to proceed with destruction once the lot has been approved for shipment.
24.03

Customer shall work with PCI to resolve any nonconforming customer material disposition within [**]. After [**], PCI shall have automatic approval to dispose or return nonconforming material to Customer

			X	X
Y.	Complaints
25.01	Have written procedures in place to document, investigate, and manage all product quality related complaints.		X	X
25.02

Customer shall notify PCI of Product complaints received by Customer that impact quality, purity, safety and effectiveness of distributed Product that are likely to result in a field alert and/or recall.

X
25.03	PCI shall conduct and complete complaint investigation.			X
25.04

PCI shall provide final investigation report to Customer within [**]. Complaints related to death, injury, or safety hazard are reviewed within [**]. Medical adverse complaints must be reviewed with [**].

X
25.05	PCI shall retain complaint investigation records and evaluate trends and severity.		X	X
25.06	PCI shall implement corrective actions associated with the packaging of Product, as applicable.			X
Z.	Field Alerts and Recalls
26.01	Have written procedures in place to document, investigate, and manage field alerts and recalls.		X	X
26.02	Customer shall advise PCI in writing of any defect for which Customer would likely implement either a field alert or recall in the event that a single defective unit was found in the field.		X
26.03	PCI shall implement an investigation to assess if proper controls are in place to prevent such a single occurrence from reaching the field.			X
26.04

Customer shall have approved procedures for issuing field alerts and recall that address the decision making process, correspondence with regulatory agencies, management of recalls, and reconciliation of returned Product.

X

§	Responsibilities	N	C	S
26.05	Customer shall facilitate the process for determining the need to issue field alerts or recalls.		X
26.06	PCI shall participate in the investigation to make the decision to issue field alerts or recalls.			X
26.07	PCI shall review correspondence for submission to regulatory agency.			X
26.08	Customer shall issue correspondence to regulatory agencies.		X
26.09	Customer shall manage recall and reconciliation of returned Product.		X

11.          Contacts and Responsibilities

	PCI	Customer
	Quality	Quality
Name	[**]	[**]
Title	[**]	[**]
Phone/Fax	[**]	[**]
Address (mail/delivery)	[**]	[**]
Electronic	[**]	[**]
	Quality	Quality
Name	[**]	N
Title	[**]
Phone/Fax	[**]
Address (mail/delivery)	[**]
Electronic	[**]	A

	PCI	Customer
	Quality Assurance	Quality
Name	[**]	N
Title	[**]
Phone/Fax	[**]
Address (mail/delivery)	[**]
Electronic	[**]	A
	Regulatory Affairs	Regulatory Affairs
Name	[**]	[**]
Title	[**]	[**]
Phone/Fax	[**]	[**]
Address (mail/delivery)	[**][**]	[**]
Electronic	[**]	[**]

IN WITNESS WHEREOF, Customer and PCI have executed this Agreement on the date last set forth below.

CUSTOMER NAME INSERTED HERE	ANDERSONBRECON INC., AN ILLINOIS
CORPORATION DBA “PCI OF ILLINOIS”

/s/ Kristina Ouimet Haeckl	/s/ Brad Disch
(Signature)	(Signature)

Kristina Ouimet Haeckl	Brad Disch
(Print Name)	(Print Name)

VP Regulatory Affairs & Quality Systems	Director of Quality Assurance
(Title)	(Title)

Signed the day of in the year .	Signed the 18th day of June in the year 2018.

APPENDIX 1: (Definition of Product)

“Product” shall mean the following:

Fosfomycin for Injection

CUSTOMER NAME INSERTED HERE	ANDERSONBRECON INC., AN ILLINOIS
CORPORATION DBA “PCI OF ILLINOIS”

/s/ Kristina Ouimet Haeckl	/s/ Brad Disch
(Signature)	(Signature)

Kristina Ouimet Haeckl	Brad Disch
(Print Name)	(Print Name)

VP Regulatory Affairs & Quality Systems	Director of Quality Assurance
(Title)	(Title)

Signed the day of in the year .	Signed the 18th day of June in the year 2018.

APPENDIX 2: (Temperature & Humidity Requirements of the product)

Product	Area	Temperature Control Range	Humidity	Excursions
	Primary Production	[**]	N/A	N/A
	Secondary Production	[**]	N/A	N/A
	Storage (Warehouse)	[**]	[**]	[**]
	Storage (Cooler)	[**]		[**]

Excursions are allowed per PCI procedure 00SOP303 - Packaging Room, Warehouse, Coolers, Freezers, an Finished Goods Area Temperature and Relative Humidity